UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Investors Real Estate Trust

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Investors Real Estate Trust 1400 31st Ave SW, Suite 60 PO Box 1988 Minot, ND 58702-1988
August 6, 2012

Dear Fellow Shareholders:

It is a pleasure to invite you to attend our 42nd Annual Meeting of Shareholders to be held on Tuesday, September 18, 2012, at 7:00 p.m., CDT, at the Grand International, 1505 North Broadway, Minot, North Dakota.

At the annual meeting, you will be asked to vote on the following items: (i) the election as trustees of the Company of the nine (9) nominees named in this Proxy Statement, each for a term of one year and until their successors are duly elected and qualified; (ii) an advisory vote on executive compensation; (iii) the ratification of Grant Thornton LLP as the Company’s independent auditors for the current fiscal year; and (iv) such other matters as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.  The annual meeting will also feature a report on the operations of your Company, followed by a question and answer period. After the annual meeting, you will have the opportunity to speak informally with the trustees and officers of the Company.

The Board of Trustees recommends that you vote to (i) elect the nine (9) trustee nominees named in this Proxy Statement; (ii) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and (iii) ratify the appointment of Grant Thornton LLP as the Company’s independent auditors.

Information about the annual meeting and the formal business to be acted on by the shareholders is included in the Notice of Annual Meeting and Proxy Statement that follow. Our 2012 proxy materials and 2012 Annual Report are available online at www.proxyvote.com.

On or about August 6, 2012, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2012 Proxy Statement and 2012 Annual Report and vote online.  The notice also included instructions on how to receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.  Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed, beginning August 6, 2012, paper copies of our proxy materials and a proxy card or voting form. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, both of which are available at www.proxyvote.com. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card from our Board of Trustees were enclosed.

Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting. Your shareholder vote is important, and I encourage you to vote promptly.  I look forward to seeing you at the annual meeting.

Sincerely,
Investors Real Estate Trust

Timothy P. Mihalick
President and Chief Executive Officer

_______________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Tuesday, September 18, 2012, at 7:00 p.m. (CDT)
_______________________________

Notice is hereby given that the Annual Meeting of Shareholders of Investors Real Estate Trust (the “Company”) will be held on Tuesday, September 18, 2012, at 7:00 p.m., CDT, at the Grand International, 1505 North Broadway, Minot, North Dakota, 58703, for the following purposes:

1.
To elect as trustees of the Company the nine (9) nominees named in this proxy statement, each for a term of one year expiring at the 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified,

2.	To hold an advisory vote on executive compensation (the “say on pay vote”),

3.	To ratify Grant Thornton LLP as the Company’s independent auditors for the current fiscal year, and

4.	To transact such other business as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

These items are described in the proxy statement, which is part of this notice. We have not received notice of other matters that may properly be presented at the annual meeting.

The Company’s Board of Trustees has fixed the close of business on July 20, 2012, as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting or any adjournment(s) or postponement(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Investors Real Estate Trust 2012 Annual Meeting of Shareholders to be held on September 18, 2012:  The 2012 proxy materials and 2012 Annual Report are available at www.proxyvote.com

By Order of the Board of Trustees,

Karin M. Wentz
Secretary and Associate General Counsel

Minot, North Dakota
August 6, 2012

It is important that your shares be represented and voted at the Annual Meeting.  You can vote your shares by one of the following methods:  vote by proxy over the Internet, by telephone or, if you received your annual meeting materials by mail, by using the instructions on your proxy card.  Any proxy may be revoked in the manner described in the accompanying proxy statement at any time prior to its exercise at the Annual Meeting.

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Investors Real Estate Trust

1400 31st Avenue SW, Suite 60
PO Box 1988
Minot, ND 58702-1988
Telephone:  (701) 837-4738
Fax:  (701) 838-7785
_____________________________

PROXY STATEMENT
August 6, 2012
_____________________________

Proxies are solicited by the Board of Trustees (the “Board” or “Board of Trustees”) of Investors Real Estate Trust, a North Dakota Real Estate Investment Trust (the “Company”), for use at the 2012 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, September 18, 2012, at 7:00 p.m. CDT. The Annual Meeting will be held at the Grand International, 1505 North Broadway, Minot, North Dakota, 58703.  Only the holders of record of the Company’s common shares of beneficial interest, no par value (“Shares” or “common shares”), at the close of business on July 20, 2012 (the “Record Date”), are entitled to vote at the Annual Meeting.  The holders of the Company’s 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value (the “Preferred Shares”), are not entitled to vote at the Annual Meeting.  As of the close of business on July 20, 2012, the Company had 91,722,823 Shares issued and outstanding, each of which is entitled to one vote at the Annual Meeting.  Thirty-three and one-third percent (33-1/3%) of the Shares outstanding on the Record Date must be present in person or by proxy to have a quorum.

The cost of soliciting proxies will be borne by the Company. Trustees, officers and employees of the Company may, without additional compensation, solicit proxies by mail, internet, personal interview, telephone and/or telecopy.

The Company is furnishing proxy materials to its shareholders primarily via the Internet. On or about August 6, 2012, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Company’s proxy materials, including the 2012 Proxy Statement and the 2012 Annual Report. The Notice of Internet Availability also instructs shareholders on how to access the proxy card to be able to vote through the Internet or by telephone. Certain shareholders, in accordance with their prior requests or by decision of the Company, have received e-mail notification of how to access the proxy materials and vote via the Internet, or, beginning August 6, 2012, have been mailed paper copies of the Company’s proxy materials and a proxy card or voting form.

Internet distribution of the Company’s proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the Company’s proxy materials electronically, you will continue to receive these materials via

e-mail unless you elect otherwise.

The Company will request banks, brokerage houses and other institutions, nominees or fiduciaries to forward the soliciting material to the beneficial owners of Shares and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners. If a shareholder is a participant in the Company’s Distribution Reinvestment and Share Purchase Plan (the “Plan”), the proxy represents a voting instruction as to the number of full Shares in such shareholder’s Plan account, as well as any Shares held directly by the shareholder.

You may vote your Shares at the Annual Meeting in person.  If you cannot attend the Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend the Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail.  In order to vote on the Internet, you must first go to

www.proxyvote.com, have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

In order to vote by telephone, you must call 1-800-690-6903, have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

To vote by mail using a proxy card, you must sign, date and mail the proxy card in the envelope provided.  You may request a proxy card from us as instructed in the Notice of Internet Availability of Proxy Materials.

To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

All properly executed or authorized proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. If no vote is specified on a proxy, the Shares represented by such proxy will be voted FOR the election of each of the nine (9) nominees for trustee, FOR the advisory approval of named executive officer compensation, and FOR the ratification of the selection of Grant Thornton LLP as the Company’s independent auditors.  If other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting.

Shares entitled to vote but which, at the direction of the beneficial owner, are not voted on one or more matters (“abstentions”) will be counted for the purpose of determining whether there is a quorum for the transaction of business at the 2012 Annual Meeting. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers (“broker non-votes”) are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting.

In the past, in the election of trustees, if you held your common shares in street name in a bank or brokerage account and you did not indicate how you wanted your Shares voted, your bank or broker was allowed to vote those Shares on your behalf as they felt appropriate.  However, changes in regulation have taken away the ability of your bank or broker to vote your uninstructed Shares in the election of trustees and certain other matters on a discretionary basis.  Thus, if you hold your Shares in street name and you do not instruct your bank or broker how to vote in the election of trustees (Proposal 1) and on the advisory vote on executive compensation (Proposal 2), no votes will be cast on your behalf for those two proposals.  Your bank or broker will, however, continue to have discretion to vote any uninstructed Shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 3).  Accordingly, if you hold your Shares in street name in a bank or brokerage account, it is critical that you cast your vote if you want it to count in the election of trustees and in the advisory vote on executive compensation.

The affirmative vote of a majority of the votes entitled to be cast by the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to elect each of the nine (9) nominees for trustee (Proposal 1), to approve (on an advisory basis) the compensation of the named executive officers (Proposal 2), and to ratify the selection of Grant Thornton LLP as the Company’s independent auditors (Proposal 3).  Both broker non-votes and abstentions are counted in determining whether the shareholders have approved these proposals.  As such, if brokers and banks vote on their clients’ behalf, such votes will affect the proposals as voted (either for or against).  If brokers and banks do not vote on their clients’ behalf, such broker non-votes will have the effect of a vote against the proposals.  Abstentions also have the effect of a vote against the proposals.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use at the Annual Meeting by delivering to Karin M. Wentz, the Secretary and Associate General Counsel of the Company, a written notice of revocation or a duly executed proxy bearing a later date, by authorizing a subsequent proxy by telephone or through the designated Internet site, or by attending the Annual Meeting and voting in person. If your shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions on how to revoke your proxy.

The Company’s principal executive offices are located at 1400 31st Avenue SW, Suite 60, Minot, North Dakota, 58701. The Company’s telephone number is (701) 837-4738, and facsimile number is (701) 838-7785.

PROPOSAL 1:  ELECTION OF TRUSTEES

General

The Articles of Amendment and Third Restated Declaration of Trust of the Company (the “Declaration of Trust”) provides that the Board of Trustees shall be comprised of not less than five (5) nor more than fifteen (15) trustees.  The Board currently consists of nine (9) trustees.

At the Annual Meeting, nine (9) trustees are to be elected for a term of one year (expiring at the 2013 Annual Meeting of Shareholders) and until the election and qualification of their successors.  The persons proposed for election as trustees of the Company are Linda Hall Keller, Timothy P. Mihalick, Jeffrey L. Miller, John T. Reed, W. David Scott, Stephen L. Stenehjem, John D. Stewart, Thomas A. Wentz, Jr. and Jeffrey K. Woodbury, each of whom is presently a member of the Board.

In the unanticipated event that any nominee should become unavailable for election or, upon election, should be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment or, if none, the size of the Board will be reduced.

Vote Required

The affirmative vote of a majority of the votes of the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to elect each of the nine (9) nominees.  The Board recommends that the shareholders vote FOR Ms. Linda Hall Keller and Messrs. Timothy P. Mihalick, Jeffrey L. Miller, John T. Reed, W. David Scott, Stephen L. Stenehjem, John D. Stewart, Thomas A. Wentz, Jr., and Jeffrey K. Woodbury.

Nominees

The following table sets forth the names of and biographical information regarding each of the nominees, including their age as of July 1, 2012, principal occupation, the year they each first became a trustee, their current Board committee membership, and the experience, qualifications, attributes and skills that have led the Board to conclude that these nominees should serve as trustees of the Company.  With the exception of Mr. Reed, who is a director of Level 3 Communications, Inc., a NASDAQ-listed communications company, no nominee currently serves as a trustee or board member for any other company that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

Nominee	Principal Occupation	Age	Trustee Since	Board Committee Membership
Linda Hall Keller
Entrepreneur-in-Residence, Carlson School of Management, University of Minnesota; Consultant

Linda Hall Keller was appointed a trustee of the Company on September 21, 2011. Since 2008, Ms. Keller has been Entrepreneur-in-Residence at the Carlson School of Management, University of Minnesota, and she is currently a consultant to start-up companies and non-profit entities.  A Phi Beta Kappa graduate of the University of Michigan, Ms. Keller has a Ph. D from the University of Minnesota. She has served as an executive with public and private companies, including service as the Chief Executive Officer of MinuteClinic from 2002 to 2005. Ms. Keller has served on a number of public and private boards of directors, including the boards of two NASDAQ-listed companies, MTS Systems Corporation, from 1995 to 2006, and August Technology, from 2002 to 2006, and one AMEX-listed company, HealthFitness Corporation, from 2001 to 2010. In addition to service on the Company’s Board of Trustees, Ms. Keller currently serves on the boards of BodyMedia, Ascension Health Ventures, General Blood and Laastari/R-Clinic, Ltd. Ms. Keller brings the following experience, qualifications, attributes and skills to the Board: general business management, marketing strategy and strategic planning experience from her executive-level positions with public and private companies, and extensive experience with corporate governance and compensation practices from her service on numerous non-profit, private and public company boards of directors.
		63	2011	Compensation, Nominating & Governance
Timothy P. Mihalick
President and Chief Executive Officer of the Company

Timothy Mihalick has served as a trustee of the Company since 1999, and has been employed by the Company since 1981.  Mr. Mihalick was Senior Vice President and Chief Operating Officer of the Company from 1997 to September 2009, and is currently the Company’s President and Chief Executive Officer.  Mr. Mihalick is a former Vice President of Odell-Wentz & Associates, L.L.C., the Company’s former adviser.  Mr. Mihalick has been on the Board of Trinity Health Group in Minot, North Dakota since 2003, and is active in a number of local philanthropic organizations.  Mr. Mihalick brings the following experience, qualifications, attributes and skills to the Board: general business management and strategic planning experience from his lengthy service as an executive with the Company; extensive multi-family residential, office, medical, industrial and retail real estate industry operating, investment and development experience from his service as an executive at the Company and with Odell-Wentz & Associates; familiarity with the various real estate markets in which the Company operates through his service as an executive with the Company; and extensive personal and business contacts and familiarity with business conditions in North Dakota, one of the Company’s principal markets, through his involvement in the local business community and from living and working in Minot, North Dakota for more than 30 years.
		53	1999	Executive
Table of Contents 6
Jeffrey L. Miller Chairman
Private Investor;
Managing Partner of Miller Properties, LLP;
Managing Partner of K&J Miller Holdings LLP

Jeffrey Miller has served as a trustee of the Company since 1985, and as Chairman of the Board of Trustees of the Company since 2002.  Mr. Miller has been a private investor for the past five years, and is currently the managing partner of two privately-held real estate limited partnerships.  From 1970 to 2006, he was the President of M&S Concessions, Inc., a food service and facility-management company. From 1978 until the sale of the company in 1994 he was the President of Coca-Cola Bottling of Minot, North Dakota. Mr. Miller brings the following experience, qualifications, attributes and skills to the Board:  general business management, investment and strategic planning experience from his more than 40 years as an executive in the soft drink, food and beverage and management industries; real estate investment experience from his role as managing partner in various private real estate partnerships; a focus on shareholder interests by virtue of his significant personal investment in the Company; and in-depth familiarity with business and investment conditions in North Dakota, one of the Company’s principal markets, through his involvement in the local business community and from living and working in the state for more than 40 years.
		68	1985	Compensation, Nominating and Governance, & Executive (Chair)
John T. Reed
Private Investor

John Reed has served as a trustee of the Company since 2008.  Mr. Reed, a private investor for the past five years, was from 2000 to early 2005 the Chairman of HMG Properties, a real estate investment company, and, from 1997 to 2000, the Chairman of McCarthy & Co., an investment bank.  Prior to that, Mr. Reed, who practiced as a Certified Public Accountant, spent 32 years with Arthur Andersen & Co., advising public and private companies, including real estate companies, on accounting and financial matters.  From 2003 to the present, Mr. Reed has served on the Boards of Level 3 Communications, Inc., a public company, and Tetrad Corporation, a private company.  He served as a member of the Board of First National of Nebraska, Inc., an Omaha-based multi-state bank holding company, from 2006 to 2010.  From 1997 to 2006, Mr. Reed served on the Board of Bridges Investment Fund, Inc., a mutual fund registered under the Investment Company Act of 1940.  He is active in a number of philanthropic organizations, including serving as Chairman of the Board of Trustees of Boys Town. Mr. Reed brings the following experience, qualifications, attributes and skills to the Board:  general business management, investment and strategic planning experience from his approximately eight years as Chairman of HMG Properties and of McCarthy & Co.; financial and accounting acumen from his 32 years in public accounting; insight into governance and related best practices from his experience as a director of another public company, of a mutual fund and of other private and non-profit entities; and general familiarity with Omaha-area real estate, an important market for the Company, by virtue of living and working in the Omaha area for 30 years.
		69	2008	Audit & Nominating and Governance (Chair)
W. David Scott
Chief Executive Officer of Tetrad Corporation (fka Magnum Resources, Inc.) a real estate services and investment firm

W. David Scott has served as trustee of the Company since 2006.  Since 1994 he has been the Chief Executive Officer of Tetrad Corporation (formerly known as Magnum Resources, Inc.), a real estate services and investment firm based in Omaha, Nebraska.  Mr. Scott serves on the Boards of a number of civic and philanthropic organizations, including the Hastings College Foundation, the College World Series and the Partnership for our Kids.  From 2000 to 2008 Mr. Scott served as a Board Member of the Mid-America Council of the Boy Scouts.  Mr. Scott brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his service as Chief Executive Officer of Tetrad Corporation; real estate industry investment and development experience through his involvement in those areas as Chief Executive Officer of Tetrad Corporation; a focus on shareholder interests by virtue of his significant personal and family investment in the Company; and extensive business and personal contacts and familiarity with real estate and general business conditions in Omaha, an important market for the Company, by virtue of living and working there for over 40 years.
		51	2006	Compensation (Chair)
Table of Contents 7
Stephen L. Stenehjem Vice Chairman
President & Chief Executive Officer of Watford City BancShares, Inc., a bank holding company;
President & Chairman of First International Bank & Trust, Watford City, North Dakota, a state banking and trust association

Stephen Stenehjem has served as a trustee of the Company since 1999.  Since 1992 he has been the President and Chief Executive Officer of Watford City BancShares, Inc., a bank holding company, and President and Chairman of First International Bank & Trust, Watford City, North Dakota, a state banking and trust association.  Mr. Stenehjem brings the following experience, qualifications, attributes and skills to the Board:  general business management, investment and strategic planning experience through his position as chief executive of Watford City BancShares and First International Bank & Trust; in-depth experience in business investment and finance through his position as chief executive of Watford City BancShares and First International Bank & Trust; a focus on shareholder interests by virtue of his significant personal and family investment in the Company; and extensive business and personal contacts and familiarity with business conditions in North Dakota, a principal market for the Company, through living and working in the state for over 40 years.
		57	1999	Executive
John D. Stewart
President of Glacial Holdings, Inc. and Glacial Holdings LLC, multi-family residential and commercial real estate holding companies;
President of Glacial Holdings Property Management, Inc., a property management company

John Stewart has served as a trustee of the Company since 2004.  He is the President of Glacial Holdings, Inc. and Glacial Holdings LLC, private multi-family residential and commercial real estate holding companies, and of Glacial Holdings Property Management, Inc., a private property management company.  Through a number of private entities, Mr. Stewart is an investor in various business enterprises.  During the past seven years, Mr. Stewart has served as the chair of the Advisory Board of the Bank of North Dakota, a director of Corridor Investors, LLC, the Minot Family YMCA and the Minot Vocational Adjustment Workshop, and as a trustee of the Oppen Family Guidance Institute.  Mr. Stewart was employed as a Certified Public Accountant by the accounting firms of Arthur Andersen & Co. (from 1978 to 1980) and Brady, Martz & Associates P.C. (from 1980 to 1997).  Mr. Stewart brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his position as chief executive of the Glacial Holdings group of private companies and other business investments; financial and accounting experience from his over 20 years in public accounting; experience in governance and board management through his service on the Bank of North Dakota Advisory Board and the boards of various non-profit entities; and general familiarity with business and real estate conditions in North Dakota, a principal market for the Company, through living and working in the state for over 30 years.
		55	2004	Audit (Chair) & Nominating and Governance
Table of Contents 8
Thomas A. Wentz, Jr.
Executive Vice President and Chief Operating Officer of the Company

Thomas Wentz, Jr. has served as a trustee of the Company since 1996 and has been employed by the Company since 2000.  Mr. Wentz was General Counsel and Vice President of the Company from January 2000 to 2002, Senior Vice President of Asset Management and Finance from 2002 to 2009, and is currently the Company’s Executive Vice President and Chief Operating Officer.  Prior to joining the Company in 2000, Mr. Wentz was a shareholder in the law firm of Pringle & Herigstad, P.C. from 1992 to 1999.  Mr. Wentz has been a director of SRT Communications, Inc., a telephone cooperative, from January 2000 to the present.  Mr. Wentz brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his service as an executive with the Company; extensive multi-family residential, office, medical, industrial and retail real estate industry operating, investment and development experience from his service as an executive at the Company; in-depth familiarity with the various real estate markets in which the Company operates, through his service as an executive with the Company; extensive knowledge of real estate finance and taxation, through his experience as an executive at the Company and previous private practice as an attorney; a focus on shareholder interests by virtue of his significant personal and family investment in the Company; and extensive personal and business contacts and familiarity with business and real estate conditions in North Dakota, one of the Company’s principal markets, through his involvement in the local business community and from living and working in Minot, North Dakota for more than 20 years.
		46	1996	None
Jeffrey K. Woodbury
Vice President, Acquisitions and Development, Woodbury Corporation

Jeffrey K. Woodbury was appointed a trustee of the Company on June 22, 2011. Since 1990, Mr. Woodbury has been Vice President of Acquisitions and Development for the Woodbury Corporation, a commercial real estate company based in Salt Lake City with a portfolio of over 11 million square feet of retail, office, hotel and industrial properties.  In addition to Mr. Woodbury’s more than three decades of professional experience with the legal and development aspects of commercial real estate, he has been active in a number of community organizations, including current service on the National Advisory Board of Westminster College in Salt Lake City.  Mr. Woodbury, who received a J.D. degree from Drake University Law School, is a licensed attorney admitted to the Utah State Bar.  Mr. Woodbury brings the following experience, qualifications, attributes and skills to the Board: general business management and strategic planning experience and real estate industry investment, development, acquisition, marketing and management experience from his approximately 28 years as an officer, director and legal counsel to the Woodbury Corporation; and extensive business and personal contacts and familiarity with real estate and general business conditions in the intermountain West region of the United States, including Colorado, Idaho, Montana, Nebraska and Wyoming, states in which the Company owns property.

		55	2011	Audit & Compensation

INFORMATION CONCERNING THE BOARD OF TRUSTEES

Attendance at Board, Committee and Annual Shareholders’ Meetings

During the fiscal year ended April 30, 2012, the Board held six regular meetings. All trustees are expected to attend each meeting of the Board and the committees on which they serve, and are also expected to attend each annual meeting of shareholders. No trustee attended fewer than 75% of the meetings of the Board and the committees on which they served during the past fiscal year.  All trustees attended the 2011 Annual Meeting of Shareholders.

Trustee Independence

The Board of Trustees has determined that each of Linda Hall Keller, Jeffrey L. Miller, John T. Reed, W. David Scott, John D. Stewart and Jeffrey K. Woodbury qualify as “independent directors” in accordance with the listing standards of the NASDAQ. Under the NASDAQ listing standards (the “Standards”), in order to be considered independent, a trustee of the Company must have no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Company trustee. The Standards specify certain relationships that are deemed to impair independence; including, for example, employment by the Company, or engaging in certain business dealings with the Company. In making these determinations, the Board reviewed and discussed information provided by the trustees and the Company with regard to each trustee’s business and personal activities as they may relate to the Company and the Company’s management.  In addition, as required by the Standards, the members of the Company’s Audit Committee each qualify as “independent” under the Standards and under special standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees. The Audit Committee consists of three independent members (Messrs. Stewart, Reed, and Woodbury) who have also been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules.

Board Leadership Structure

As described above, the Company’s Chairman of the Board, Mr. Jeffrey Miller, is an independent trustee under the Standards.  Mr. Miller has served as Chairman of the Board since 2002.  The Board of Trustees believes that the Company should maintain a Board leadership structure in which the roles of Chief Executive Officer and Chairman of the Board are separate and the Chairman of the Board is independent under the Standards.  The Company’s Governance Guidelines, adopted by the Board in July 2009 and amended in December 2010, state that “the Board’s general policy is that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons.”  The separation of offices allows the Chairman of the Board to focus on management of board matters, and allows the Chief Executive Officer to focus his attention on managing the Company’s business.  Additionally, the Company believes the separation of offices ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing the Chief Executive Officer’s performance.

Committees

The Board has created four committees in order to more effectively direct and review the Company’s operations and strategic outlook. In addition, the committees allow management to timely respond to factors affecting the ongoing operations of the Company. Management regularly consults with committee chairmen to review possible actions and seek counsel. Where appropriate, the Board delegates authority to committees (within specified parameters) to finalize the execution of various Board functions.

The Board has established the following committees: Audit, Compensation, Executive, and Nominating and Governance. The present members of these committees are indicated in the preceding section of this proxy statement.  During the fiscal year ended April 30, 2012, the Audit Committee of the Board met four times, the Compensation Committee met five times, and the Nominating and Governance Committee met three times.  The Executive Committee did not meet in fiscal year 2012.

The Audit Committee is composed of three trustees, all of whom are independent as that term is defined by the NASDAQ and as defined in the rules of the SEC. Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” beginning on page 35 of this proxy statement. The

Audit Committee is governed by a written charter that has been approved by both the Audit Committee and the Board.  The Audit Committee annually reviews and assesses the adequacy of its charter.  The most recent such review was carried out at the Audit Committee’s meeting in March 2012. A copy of the Audit Committee Charter is available on the Company’s website at www.iret.com.

The Compensation Committee recommends to the Company’s independent trustees the compensation of the executive officers of the Company and approves the Company’s management succession plan and attends to other matters relating to executive retention and compensation. The Compensation Committee is composed of four trustees, all of whom are independent as defined by the NASDAQ. For more information, see the “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement.

The Executive Committee, which is composed of three trustees, one of whom is independent as defined by the NASDAQ, has all of the powers of the Board with respect to the management and affairs of the Company, subject to limitations prescribed by the Board and by North Dakota law, and may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee.

The Nominating and Governance Committee, composed of four trustees, all of whom are independent as defined by the NASDAQ, identifies individuals qualified to become Board members and approves the nominees to stand for election and re-election to the Board. The Nominating and Governance Committee is responsible for reviewing the appropriate skills and characteristics required of Board members. This assessment includes consideration of the factors specified in the Nominating and Governance Committee’s charter and the trustee qualification requirements of the Company’s Bylaws. These factors include age (at least 21 years of age and less than 74 years of age, in accordance with the Company’s Bylaws); broad leadership experience in business, government, education, public service or in other management or administrative positions; willingness and ability to apply sound and independent business judgment; loyalty to the Company and commitment to its success; commitment to enhancing shareholder value; personal integrity; and independence, as defined in applicable laws and regulations. The Nominating and Governance Committee Charter and the Company’s Governance Guidelines are available on the Company’s website at www.iret.com, under the “Corporate Governance” heading of the “Investors” Section.

The Nominating and Governance Committee generally identifies trustee nominees by first evaluating the current members of the Board of Trustees willing to continue in service.  Current members of the Board with experience and skills relevant to the Company’s business and willing to continue in service are considered for re-nomination.  If any current member of the Board does not wish to continue in service, has reached the Company’s mandatory retirement age of 74 years, or if the Nominating and Governance Committee decides not to nominate a current trustee for re-election, the Committee will then consider the appropriate size of the Board in determining whether to identify a new candidate for nomination.  Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates and informal interviews with selected candidates.  In general, candidates for nomination to the Board are suggested by Board members or by Company employees.  In fiscal year 2012, the Company did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board candidates.

In accordance with the Company’s Bylaws and with procedures adopted by the Nominating and Governance Committee in January 2004, the Nominating and Governance Committee will consider nominations from shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by submitting a written recommendation addressed to both the Chairman of the Nominating and Governance Committee and to the Company’s Secretary at the following address: Investors Real Estate Trust, PO Box 1988, Minot, North Dakota, 58702-1988. Submissions must be received by the Chairman and the Secretary in writing on or before the first day of June of each year for consideration for nomination for election at the next annual meeting of shareholders. Submissions must include biographical information concerning the recommended individual, including age and employment history with employer names, dates and a description of the employer’s business, and must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. The Nominating and Governance Committee will not alter the manner in which it evaluates candidates, including consideration of the factors set forth in its charter, based on whether the candidate was recommended by a shareholder or was identified by other means.

All committees of the Board operate under written charters approved by the Board.  Copies of each charter are posted on the Company’s website at www.iret.com under the “Corporate Governance” heading of the “Investors” section.

In addition to the above four committees of the Board, the membership of each of which consists entirely of trustees, the Board has also established an Investment Committee. The membership of the Investment Committee may consist of trustees and/or employees of the Company. The Investment Committee may act on behalf of the Board in the best interests of the Company and its shareholders to consider, approve and effect investment plans, capital expenditures and the purchase and sale, transfer or other acquisition or disposition of property and assets, in accordance with the delegation of investment authority conferred by the Board and subject to approval levels established by the Board from time to time. Members of the Investment Committee are appointed by the Board. The Investment Committee did not meet during fiscal year 2012.

Policy Regarding Diversity

The Company does not have a formal policy regarding diversity of membership of the Company’s Board of Trustees.  The Company’s Nominating and Governance Committee recognizes the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion, but the Committee has not attempted to define “diversity,” or otherwise require that the Board include individuals from any particular background or who possess specific attributes.  Although not part of any formal policy, the Committee’s goal in nominating trustee candidates is a balanced Board with members whose skills, backgrounds and experience are complementary and, together, cover the spectrum of areas that impact the Company’s business.

Board Role in Risk Oversight

Company management is responsible for the day-to-day management of risks the Company faces.  The Board is actively involved in overseeing the Company’s risk management.  The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management which include consideration of operational, financial, legal, regulatory and strategic risks facing the Company.  The Board does not view risk in isolation; risks are considered in virtually every business decision made, and as part of the Company’s business strategy.  Accordingly, the Board also works to oversee risk through its consideration and authorization of significant matters, such as major property acquisitions and dispositions; development projects; financing transactions; operational initiatives such as the Company’s transition to internally managing the majority of its commercial and multi-family residential properties; the adoption of basic Company policies such as the Company’s Code of Conduct and Insider Trading Policy; and through its oversight of management’s implementation of those initiatives.  In addition, each of the Company’s Board committees considers risk within its area of responsibility, as follows:

•
the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements.  The Audit Committee interacts regularly in executive session with the Company’s internal and independent auditors in carrying out these functions.

•
the Compensation Committee is responsible for recommending the salaries and incentive compensation for our executive officers, and oversees the Company’s compensation and benefit plans to help ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on the Company.

•
the Nominating and Governance Committee is responsible for nominating trustee candidates and developing, periodically reviewing and recommending to the Board a set of governance principles for the Company.  The Nominating and Governance Committee assists in oversight of the management of risks associated with board organization, membership and structure.

As a critical part of its risk management oversight role, the Board encourages full and open communication between management and the Board of Trustees.  Trustees are free to, and indeed often do, communicate directly with senior management.  Senior management attends the regular meetings of the Board and is available to address any questions or concerns raised by the Board on risk management-related and other matters.

Communications from Shareholders to the Board

The Board recommends that shareholders initiate any communications with the Board in writing and send them in care of the Company’s Secretary.  Shareholders may send written communications to the Board, the Audit, Compensation and Nominating and Governance Committees of the Board or to any individual trustee c/o the Secretary, Investors Real Estate Trust, PO Box 1988, Minot, North Dakota, 58702-1988, or via e-mail to trustees@iret.com. All communications will be compiled by the Secretary and forwarded to the Board, the specified Board Committee or to individual trustees, as the case may be, not less frequently than monthly. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended board recipient should be noted in the communication.

CORPORATE GOVERNANCE

Code of Conduct and Code of Ethics for Senior Financial Officers

All of the Company’s trustees and employees, including our Chief Executive Officer and other senior executives, are required to comply with a Code of Conduct adopted by the Board in January 2004. The Board adopted the Code of Conduct to codify and formalize certain of the Company’s long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of moral and ethical behavior. Our Code of Conduct covers all areas of professional conduct, including conflicts of interest, insider trading and confidential information, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees are required to bring any violations and suspected violations of the Code of Conduct to the attention of the Company, through management or Company legal counsel. Additionally, our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are also subject to a Code of Ethics for Senior Financial Officers, which contains certain specific policies in respect of internal controls, the public disclosures of the Company, violations of the securities or other laws, rules or regulations and conflicts of interest.

The full text of the Code of Conduct and Code of Ethics for Senior Financial Officers is published on our website, at www.iret.com, under the “Corporate Governance” heading of the “Investors” section. The Company intends to disclose any future amendments to, or waivers of, the Code of Conduct and Code of Ethics for Senior Financial Officers on our website promptly following the date of any such amendment or waiver, and, to the extent required by the NASDAQ Standards, on a current report on Form 8-K.

Executive Sessions

The Board holds regular executive sessions at which our independent trustees meet without Company management or employees present. Executive sessions are held not fewer than four times per year, at each regularly-scheduled Board meeting.

Complaint Procedure

The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company’s Audit Committee has adopted a complaint procedure that requires the Company to forward to the Audit Committee any complaints that it has received regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.  Any employee of the Company may submit, on a confidential, anonymous basis if the employee so chooses, any concerns on accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Conduct or Code of Ethics for Senior Financial Officers. All such employee concerns may be reported by means of the Company’s whistleblower hotline or submitted in a sealed envelope to the chairman of the Audit Committee, in care of the Company’s General Counsel, who will forward any such envelopes promptly and unopened.  The Audit Committee will investigate any such complaints submitted.

Audit Committee Financial Expert

The Board has determined that Mr. John D. Stewart, the Chair of the Audit Committee, and Mr. John T. Reed and Mr. Jeffrey Woodbury, members of the Audit Committee, are “audit committee financial experts,” as that term is defined in rules of the SEC.  Mr. Stewart, Mr. Reed and Mr. Woodbury are also independent as defined by the NASDAQ Standards and special standards established by the SEC for Audit Committee members.

Audit Committee Pre-Approval Policies

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services provided by their independent auditors. The Company’s Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved. During the year, in the event it becomes necessary to engage the independent auditor for additional services not contemplated in the original pre-approval, the Company will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The pre-approval policy requires the Audit Committee to be informed of each service performed by the independent auditor, and the policy does not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee as a whole at its next scheduled meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of June 30, 2012, the beneficial ownership of common shares of the Company and of limited partnership units of IRET Properties, a North Dakota Limited Partnership and a subsidiary of the Company, which are convertible into common shares on a one-to-one basis, or cash, at the option of the Company (“Units”), by (i) each trustee and nominee for trustee of the Company, (ii) the named executive officers of the Company and (iii) all trustees and executive officers of the Company as a group. The amounts shown are based on information provided by the individuals named, and Company records.  Except as otherwise indicated, the persons listed have sole voting and investment power.

Name of Beneficial Owner	Common Shares(1)		Units(2)		Total Common Shares and Units As of June 30, 2012	Percent of Class(3) of Common Shares and Units

Michael A. Bosh Executive Vice President & General Counsel	31,180		0		31,180	*
Diane K. Bryantt Executive Vice President & Chief Financial Officer	56,594		0		56,594	*
Charles A. Greenberg Senior Vice President, Commercial Asset Management	16,229		0		16,229	*
Linda Hall Keller Trustee	1,000		0		1,000	*
Timothy P. Mihalick Trustee, President & Chief Executive Officer	95,629	(4)	0		95,629	*
Jeffrey L. Miller Trustee & Chairman of the Board	485,868		6,725		492,593	*
John T. Reed Trustee	29,917		0		29,917	*
W. David Scott Trustee	62,419		5,886,949	(5)	5,949,368	5.5%
Stephen L. Stenehjem Trustee	106,732		0		106,732	*
John D. Stewart Trustee	29,187		0		29,187	*
Thomas A. Wentz, Jr. Executive Vice President, Trustee & Chief Operating Officer	283,565	(6)	0		283,565	*
Jeffrey K. Woodbury Trustee	5,816		0		5,816	*
Trustees and executive officers as a group (14 individuals)	1,217,210		5,893,674		7,110,884	6.5%
(1)	The amounts of common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.
(2)	The Units do not have voting rights but are exchangeable for common shares or cash, at the option of the Company, upon expiration of an initial mandatory holding period.
(3)	Percentage of class is based on a total of 90,317,857 common shares and 18,780,554 Units eligible for redemption outstanding as of June 30, 2012.
(4)	Mr. Mihalick disclaims beneficial ownership of 150 of these shares, which are owned by his daughter.
(5)	Entities in which Mr. Scott has an ownership and/or control interest hold 5,886,949 Units.
(6)
Includes approximately 220,692 common shares owned by Wenco, Ltd., a partnership of which Mr. Wentz is the general partner. Mr. Wentz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership.

*	Represents less than 1% of the total of common shares and Units eligible for redemption outstanding as of June 30, 2012.

Principal Shareholder Beneficial Ownership

The following table identifies each person or group believed by the Company to beneficially own as of June 30, 2012, more than five percent (5%) of the outstanding common shares of the Company, the only class of security entitled to vote at the 2012 Annual Meeting.

Name of Shareholder	Common Shares Beneficially Owned	Percent of Class

The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	8,533,015	9.4%
Vanguard Specialized Funds – Vanguard REIT Index Fund(2) 100 Vanguard Blvd. Malvern, PA 19355	4,510,785	5.0%
BlackRock, Inc.(3) 40 East 52nd Street, New York, NY 10022	5,378,097	6.0%

1)
Based on information of beneficial ownership as of January 31, 2012, included in a Schedule 13G filed on February 9, 2012.  The Vanguard Group, Inc. reports sole voting power with respect to 123,762 shares and sole dispositive power with respect to 8,409,253 shares. These securities are owned by various individual and institutional investors for which The Vanguard Group, Inc. serves as investment adviser with power to direct investments and/or power to vote the securities.

2)
Based on information of beneficial ownership as of December 31, 2011, included in a Schedule 13G filed on January 27, 2012.  Vanguard Specialized Funds reports sole voting and dispositive power with respect to all 4,510,785 shares.

3)
Based on information of beneficial ownership as of December 30, 2011, included in a Schedule 13G filed on February 13, 2012. BlackRock, Inc. reports sole voting and dispositive power with respect to all 5,378,097 shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview and Executive Summary

Fiscal year 2012 was a significant year for executive compensation matters at IRET. Beginning in November 2011 and continuing through February 2012, the Compensation Committee, with the assistance of an independent consulting firm, 21-Group of Minneapolis, Minnesota, reviewed the Company’s executive compensation philosophy and policies, and recommended to the Company’s independent trustees an extensive redesign of the Company’s short-term incentive program and the adoption of a long-term incentive program. The new short-term and long-term incentive programs, which were approved by the independent trustees on June 1, 2012, became effective as of May 1, 2012, for the Company’s fiscal year 2013.

As a result of the foregoing, this year’s Compensation Discussion and Analysis is divided into two parts. The portion under the caption “Fiscal Year 2012 Executive Compensation Matters” discusses executive compensation in fiscal year 2012, and describes the Company’s executive compensation philosophy and the design and operation of the Company’s short-term incentive plan in effect during fiscal year 2012. The portion under the caption “Future Executive Compensation Matters” contains a description of the design of the new short-term and long-term incentive programs that commenced as of the beginning of fiscal year 2013.

Fiscal Year 2012 Executive Compensation Matters

Named Executive Officers

The following Compensation Discussion and Analysis describes the material elements of compensation for the following individuals, collectively referred to as the “named executive officers”:  Timothy P. Mihalick, President and Chief Executive Officer; Diane K. Bryantt, Executive Vice President and Chief Financial Officer; Thomas A. Wentz, Jr., Executive Vice President and Chief Operating Officer; Charles Greenberg, Senior Vice President, Commercial Asset Management; and Michael A. Bosh, Executive Vice President and General Counsel.

Executive Compensation Philosophy

The Compensation Committee of the Board (the “Compensation Committee” or the “Committee”), composed entirely of trustees who are independent under the listing standards of the NASDAQ, operates under a written charter adopted in January 2004 and amended in July 2007, and is responsible for establishing the terms of the compensation of the Company’s named executive officers.  The Committee believes that the Company’s compensation program for executive officers should:

•	attract and retain highly qualified executives;

•	motivate these executives to improve the Company’s financial position and increase shareholder value;

•	provide total compensation that is competitive with compensation provided by other employment opportunities potentially available to Company executives;

•	promote management accountability for financial and operational performance;

•	provide a total compensation pay mix that includes both base salary and incentive components; and

•	promote teamwork and cooperation throughout the Company and within the management group.

The Committee applied these philosophies in establishing each of the elements of executive compensation for fiscal year 2012.  The Committee may review peer company market data (salary information for companies in the real estate industry that are similar in size to the Company is obtained by reference to the public disclosures made in the Securities and Exchange Commission filings of such companies) to obtain a general understanding of current compensation practices; however, for fiscal year 2012 the Company did not tie its compensation decisions to any particular range or level of total compensation paid to executives in these companies.  In fiscal year 2012, the Committee did not utilize peer company data in establishing compensation for the named executive officers.  The Company considered internal equity among executive officers, individual and Company performance, and cost to the Company, when determining levels of compensation.  The Company’s executive compensation program may be changed by the Committee at any time without notice to or approval by the shareholders.  The Company is in a very competitive industry where success is based largely on the ability of senior management to identify, acquire and manage real estate properties. Therefore, to continue to properly manage and grow the Company, it may be necessary to increase the amounts payable under the Company’s base salary and incentive bonus programs in order to attract and retain qualified executives.

Executive Officer Compensation Processes

The Committee meets in executive session without management present to discuss various compensation matters, including the compensation of the Company’s Chief Executive Officer. In addition, the Committee annually reviews all elements of executive compensation and benefit programs for reasonableness and cost-effectiveness.  Pursuant to the Company’s Declaration of Trust, the Board may form and delegate the authority of the Compensation Committee to subcommittees composed entirely of independent trustees, when appropriate, to take any of the actions that the Compensation Committee is empowered to take. To date the Board has not made provision for the Compensation Committee to delegate any of its authority. While the Committee has authority under its Charter to engage the services of outside consultants to advise it on matters relating to executive compensation, through fiscal year 2008 the Committee had never hired outside advisors.  In fiscal year 2009, the Committee engaged Riley, Dettmann & Kelsey LLC, a management consulting firm specializing in compensation strategies, to advise the Committee and the Board in regard to the Company’s 2008 Incentive Award Plan.  The 2008 Incentive Award Plan, which was approved by the Company’s shareholders in September 2008, permits the Compensation Committee and/or the Company’s Board of Trustees to grant incentive awards in the form of restricted stock, cash bonuses, stock bonuses or other performance or incentive awards that are paid in cash, common stock or a combination thereof.  Previously, all incentive awards granted to officers or employees were paid in cash.  The Company’s Board of Trustees considers that paying incentive awards in common shares of the Company will contribute to an alignment of the interests of management, employees and trustees with those of the Company and its shareholders, as the value of equity awards is directly linked to the market value of the Company’s shares. In fiscal year 2012, the Compensation Committee engaged 21-Group, Minneapolis, Minnesota as an independent consultant to advise the Committee on executive compensation matters. 21-Group assisted the Committee in developing the executive compensation program approved by the Company’s independent trustees and effective for the Company’s fiscal year 2013, as discussed below under the caption “Future Executive Compensation Matters.”

Role of Management in Executive Compensation Decisions

Company management is involved in the following executive compensation processes:

•
the Chief Executive Officer (“CEO”), General Counsel, Associate General Counsel, Director of Investor Relations and/or the Company’s Director of Human Resources, as requested by the Committee, develop or oversee the creation of written background and supporting materials for distribution to the Committee prior to its meetings.

•
at the request of the Committee, certain employees of the Company (generally the Director of Human Resources, the Associate General Counsel and/or the Director of Investor Relations) have collected data for the Committee on compensation levels and programs at comparable companies.

•
at approximately the end of each calendar year, the CEO provides the Committee with comments and recommendations regarding salary levels and salary increases for members of management,  including the named executive officers (other than himself); increases in base salary were generally effective as of January 1 each year. However, in fiscal year 2012, the Compensation Committee determined that base salaries for the executive officers would be effective as of the beginning of each fiscal year, i.e. as of May 1 each year.

Components of the Executive Compensation Program

The primary elements of the Company’s executive compensation program in fiscal year 2012 were:

Base salary

Annual Incentive Award

Health and Retirement Programs

Executive Benefits and Perquisites

Base Salary

Base salaries for the executive officers of the Company, including the CEO, are designed to compensate such individuals for their sustained performance.  Base salaries for fiscal year 2012 were established by evaluating the responsibilities of the position held, the experience of the particular individual, and the Committee’s desire to achieve the appropriate mix between fixed compensation and incentive compensation.  The Committee may also review salaries paid for comparable positions by other companies in the real estate industry, although for fiscal year 2012 such review was undertaken informally to obtain a general understanding of current compensation practices, and was not used to tie compensation levels for Company executives to any particular range or level of compensation paid by other companies.

As noted above, it had generally been the Company’s practice that base salaries of the executive officers, including the CEO, were increased on or about January 1 of each year at the discretion of the Committee, based on, among other things, the individual’s performance over the past year, changes in the individual’s responsibility and/or necessary adjustments to maintain base salaries that are competitive in view of prevailing wage rates and inflation, if any.  In December 2010, the base salaries of each of the named executive officers were increased and those base salaries remained in effect through the end of fiscal year 2012. In fiscal year 2012, the Compensation Committee decided to adjust the base salaries of the executive officers on a fiscal year basis, rather than a calendar year basis.

Annual Incentive Awards

For fiscal year 2012, incentive awards were structured to further motivate the named executive officers, including the CEO, by linking incentive compensation to the Company’s performance. For fiscal year 2012, the Company’s incentive bonus program provided for a potential total bonus pool of approximately $1,841,740. To arrive at the total potential amount of the bonus pool, the Compensation Committee added together the base salaries in effect at the end of calendar year 2010 of the officers eligible for a bonus award (the named executive officers and three other members of the Company’s management team).  The bonus pool was to be divided among Company officers specified by the Committee; the officers eligible to receive a bonus for fiscal year 2012 are the named executive officers and three additional members of the Company’s management team.  The Company’s CEO was to receive a bonus proportionate to the percentage that his base salary makes up of the collective base salaries of the Company’s senior management group; the remainder of the bonus pool was to be allocated, on the recommendation of the CEO and the final determination of the Compensation Committee, among the officers determined by the Compensation Committee to be eligible for a bonus award. The Committee determined that half of the bonus pool amount would be awarded on the basis of Funds From Operations (FFO) per share/unit reported at fiscal year end, and half would be awarded at the discretion of the Committee, based on the Committee’s assessment of the Company’s general financial and operating results and management effort during fiscal year 2012, and on the achievement of individual performance goals established by the members of the Company’s management team, as assessed by the Company’s CEO and the Compensation Committee.  The Committee further determined that, of the bonus amount awarded, net of withholding for taxes, half would be paid in cash, and half would be paid in common shares of beneficial interest of the Company.  The shares issued as part of each such bonus award were to be issued at the closing price of IRET common shares on the NASDAQ Global Select Market on the date of grant. For purposes of determining the number of shares that would be deemed to constitute half of any such bonus awarded, the Committee directed that the dollar amount of the portion of the bonus award payable in shares be divided by the closing price of an IRET common share on April 27, 2012 (the last business day preceding the final day of the Company’s fiscal year 2012); that number of shares would then be issued at the NASDAQ closing price on the date of grant.

In fiscal year 2012, the Company’s incentive bonus program was the only form of executive compensation tied to the performance of the Company.  If the Company did not achieve the specified level of funds from operations, or FFO, per share/unit, the Committee would not fund that portion of the bonus pool.  The Committee, however, reserved discretion to decide to fund, fully or partially, the discretionary portion of the bonus pool.  In regard to fiscal year 2012, the Committee determined that incentive bonuses were earned by the named executive officers and by three additional members of the Company’s senior management.  In making this determination, the Committee reviewed the Company’s FFO per share/unit for fiscal year 2012.  The Company reported FFO of $0.650 per share/unit for the fiscal year ended April 30, 2012.  The Committee had previously established FFO per share/unit of $0.675 as the threshold to be achieved for payment of 100% of this portion of the bonus pool. The Company’s performance did not meet this benchmark, and this component of the bonus accordingly was not funded. The Committee determined, however, to fully fund the discretionary portion of the bonus pool. In making this determination, the Committee noted the increase in FFO in fiscal year 2012; the strong performance of the multi-family residential portfolio; the successful completion of the internal property management initiative; the development of a Company strategic plan; the efforts required of management to cope with the significant flood in Minot, North Dakota in June 2011; the successful completion of refinancing transactions resulting in a reduction of the Company’s weighted average rate of interest on mortgage debt; and the efforts made by management to cultivate joint venture partners for development projects.

The cash portion of the incentive bonus amount earned by each individual named executive officer with regard to fiscal year 2012 performance is set forth in the “Bonus” column of the Summary Compensation Table included in this proxy statement.  The dollar value recognized for financial statement reporting purposes in accordance with Accounting Standards Codification (ASC) Topic 718 in fiscal year 2012 for the portion of the incentive award paid in shares is set forth in the “Share Awards” column of the Summary Compensation Table. The Committee directed that the incentive bonuses be paid to the eligible named executive officers as soon as practicable, and the share portion of such bonus was issued in June 2012 and the cash portion was paid in July 2012.

Health, Retirement and Other Benefits

In an effort to attract, retain and fairly compensate talented employees, the Company offers various benefit plans to its employees, including a profit-sharing retirement plan that is intended to be a qualified retirement plan under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), a 401(k) benefit plan, and health, life insurance and disability plans.  These benefit plans are part of the Company’s broad-based employee benefits program, and none of these plans is offered to the named executive officers either exclusively or with terms different from those offered to other eligible Company employees.

Executive Benefits and Perquisites

As noted above, the Company’s named executive officers are generally offered the same employee benefits and perquisites offered to all employees.  The only benefits or perquisites offered to any named executive officer either exclusively or with terms different from those offered to other eligible Company employees are the following:  payment of annual country club membership dues and the associated minimum meal purchase requirement and other expenses for Mr. Timothy Mihalick, the Company’s President and Chief Executive Officer; the provision of a Company-purchased vehicle to each of Mr. Mihalick and Mr. Thomas Wentz, Jr., the Company’s Chief Operating Officer; the provision of Delta Airlines Sky Club memberships to Mr. Mihalick and to Mr. Thomas Wentz, Jr., and the provision of a data plan to all named executive officers in addition to the Company’s standard cell phone plan for employees. The Company provides executive benefits and perquisites to retain executive talent. The total value of all perquisites received in any year by any of the named executive officers is less than $10,000, and accordingly perquisites are not included in the Summary Compensation Table below.

Compensation Elements and Basis for Compensation of Senior Executive Officers

The components of the Company’s executive compensation program (base salary, annual incentive awards, health, retirement and other benefits, and executive benefits and perquisites) for fiscal year 2012 are discussed above.  The key factors the Compensation Committee considered in setting or approving the compensation for the senior executive officers are discussed above and include the nature, scope and level of their respective responsibilities and their individual contribution to the Company’s operational and financial results.  These factors were considered as a whole and no one factor was determinative of an executive’s compensation, and they were based upon a subjective, non-formulaic and informal evaluation of senior executive performance by the Compensation Committee together with the CEO, as discussed above. Additionally, in the case of senior executive officers other than the CEO, the Compensation Committee generally deferred to the recommendations of the CEO.

Basis for President and Chief Executive Officer (Timothy P. Mihalick) Compensation.  Mr. Mihalick’s salary, bonus and share award for fiscal year 2012 were based on an evaluation of those factors previously described and were approved by the Compensation Committee.  Among the factors considered were the Company’s performance in the current economic environment and the impact of the economic conditions on the Company’s operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in responsibility level of Mr. Mihalick due to the Company’s growth and increased operational complexity; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The bonus and share award paid to Mr. Mihalick for fiscal year 2012 were granted based on the criteria and calculated in accordance with the formula described above in the Annual Incentive Awards section of this Compensation Discussion and Analysis.

Basis for Executive Vice President and Chief Financial Officer (Diane K. Bryantt) Compensation.  Ms. Bryantt’s salary for fiscal year 2012 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee. Among the factors considered were the Company’s performance in the current economic environment and the impact of the economic conditions on the Company’s operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in workload and responsibility level of the CFO due to the Company’s internal property management initiative, growth and increased operational complexity and the resulting addition of accounting staff involving additional supervisory responsibilities for Ms. Bryantt; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The bonus and share award paid to Ms. Bryantt for fiscal year 2012 were granted based on the criteria and calculated in accordance with the formula described above in the Annual Incentive Awards section of this Compensation Discussion and Analysis.

Basis for Executive Vice President and Chief Operating Officer (Thomas A. Wentz, Jr.) Compensation.  Mr. Wentz, Jr.’s salary for fiscal year 2012 was based on the recommendation of the CEO following his evaluation of those factors previously described and was approved by the Compensation Committee. Among the factors considered were the Company’s performance in the current economic environment and the impact of the economic conditions on the Company’s operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in the responsibility level of Mr. Wentz, Jr. due to the Company’s growth and increased operational complexity and overall economic conditions, resulting in an increase in workload in the functional areas of the Company under the direct oversight of Mr. Wentz, Jr.; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The bonus and share award paid to Mr. Wentz, Jr. for fiscal year 2012 were granted based on the criteria and calculated in accordance with the formula described above in the Annual Incentive Awards section of this Compensation Discussion and Analysis.

Basis for Executive Vice President and General Counsel (Michael A. Bosh) Compensation.  Mr. Bosh’s salary for fiscal year 2012 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee. Among the factors considered were the Company’s performance in the current economic environment and the impact of the economic conditions on the Company’s operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in responsibility level of the General Counsel due to the Company’s growth and increased operational complexity, resulting in an increased workload for Mr. Bosh and staff under his direct supervision; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The bonus and share award paid to Mr. Bosh for fiscal year 2012 were granted based on the criteria and calculated in accordance with the formula described above in the Annual Incentive Awards section of this Compensation Discussion and Analysis.

Basis for Senior Vice President, Commercial Asset Management (Charles Greenberg) Compensation.  Mr. Greenberg’s salary for fiscal year 2012 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee.  Among the factors considered were the Company’s performance in the current economic environment and the impact of economic conditions on the Company’s operating and performance metrics (including FFO, occupancy levels, acquisition activity), and the increase in responsibility for Mr. Greenberg due to the Company’s growth and internal property management initiative, both of which resulted in an increased workload for Mr. Greenberg and staff under his direct supervision; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The bonus and share award paid to Mr. Greenberg for fiscal year 2012 were granted based on the criteria and calculated in accordance with the formula described above in the Annual Incentive Awards section of this Compensation Discussion and Analysis.

Stock-based Awards, Severance and Change-in-Control

The Company has not entered into any employment or severance agreements with any officer or employee. During fiscal year 2009, the Company’s Board of Trustees, and the shareholders of the Company, approved an Incentive Award Plan which permits the Committee and/or the Board to grant employees, officers, trustees and consultants of the Company incentive awards in the form of restricted stock, cash bonuses, stock bonuses or other performance or incentive awards that are paid in cash, common stock or a combination thereof.  Previously all incentive awards granted to officers or employees were paid in cash.  The dollar values recognized in fiscal years 2010, 2011 and 2012 for financial statement reporting purposes in accordance with ASC Topic 718 for incentive bonus awards paid in shares during fiscal years 2011, 2012 and 2013 but awarded with reference to fiscal years 2010, 2011 and 2012, respectively, are reported in the Summary Compensation Table included in this proxy statement.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount that the Company may deduct with respect to each of its named executive officers (excluding compensation that qualifies as “performance-based compensation”).  In fiscal year 2012, the Company did not compensate any executive officer or employee at a level that exceeded this available deduction.

Future Executive Compensation Matters

Beginning in November 2011 and continuing through February 2012, the Compensation Committee of the Company, with the assistance of an independent, third-party compensation consultant, conducted a review of IRET’s trustee and executive compensation, and concluded its review with recommendations to the independent trustees of the Company’s Board of Trustees to redesign the Company’s short-term incentive plan and adopt a long-term incentive plan. These recommended actions were approved by the Company’s independent trustees on June 1, 2012, and became effective for the Company’s fiscal year 2013, beginning May 1, 2012.

The Compensation Committee’s goals in undertaking this review were to align executive compensation with measurable performance and to compare executive compensation with peers and industry-specific market data, in order to design an executive compensation program that would attract and retain talented executives, provide incentives to executives to achieve certain performance targets, and link executive compensation to shareholder results by rewarding competitive and superior performance.  The Compensation Committee considered that beginning in fiscal year 2013, the compensation of Company executive officers should consist of a higher percentage of variable pay (i.e., incentive compensation) to fixed pay (i.e., base salary), with executive officers’ base salaries being approximately 25-30% of their total compensation, and incentive compensation being approximately 65% to 70% of total compensation, divided between short-term incentive compensation (25% to 30% of total compensation) and long-term incentive compensation (approximately 40% of total compensation). The Compensation Committee further determined that executive officer base salaries should be market-adjusted, and established with reference to a peer group of real estate investment trusts of a similar size to the Company in terms of assets and revenue; the Compensation Committee also decided that such peer group salary data would be discounted by 15% based on the Company’s geographic location.

The Compensation Committee’s independent compensation consultant, 21-Group, Minneapolis, Minnesota, conducted a peer comparison of the base salaries of the Company’s executive officers. 21-Group compared the Company’s executive compensation to the compensation of executives at the following public real estate investment trusts (REITs) with revenues and assets comparable to the Company’s:

Caplease, Inc.	DCT Industrial Trust, Inc.	Dupont Fabros Technology, Inc.
Equity One, Inc.	First Industrial Realty Trust Inc.	First Potomac Realty Trust
Franklin Street Properties Corp.	Highwood Properties, Inc.	Inland Real Estate Corp.
Kilroy Realty Corp.	Kite Realty Group Trust	Parkway Properties, Inc.
PS Business Parks, Inc.	Washington Real Estate Investment Trust

Additionally, 21-Group compared the compensation of executive officers of the Company to the industry-specific market data contained in the 2011 Compensation Survey of the National Association of Real Estate Investment Trusts (“the 2011NAREIT Compensation Survey”).  Based on these comparisons, the Compensation Committee determined that the base salaries of the Company’s executive officers should continue to be set within the mid-range of base salaries as disclosed by peer companies and in industry-specific market data.

Executive Officer Short-Term Incentive Program.

Under the Short-Term Incentive Program (“STIP”) recommended by the Compensation Committee and approved by the independent trustees, executive officers of the Company will be provided the opportunity to earn awards, payable 100% in cash, based on achieving one or more performance objectives within a one-year performance period. Each executive’s total award opportunity under the STIP, stated as a percentage of base salary in effect as of the first day of the performance period, for the achievement of threshold, target, and high performance requirements, is set forth in the table below:

	Threshold	Target	High
President and Chief Executive Officer	94%	100%	200%

Executive Vice President and Chief Operating Officer	66%	70%	140%

Executive Vice President and Chief Financial Officer	66%	70%	140%

Executive Vice President and General Counsel	47%	50%	100%

Executive Vice President of Asset Management	47%	50%	100%

Senior Vice President, Commercial Asset Management	47%	50%	100%

Senior Vice President, Secretary and Associate General Counsel	47%	50%	100%

Senior Vice President, Finance	47%	50%	100%

Senior Vice President, Residential Property Management	47%	50%	100%

For fiscal year 2013, STIP performance will be evaluated on the following objective performance goal: Funds from Operations (“FFO”) per share and unit, as reported in the Company’s filings with the Securities and Exchange Commission, except that acquisitions costs and loan prepayment penalties will be excluded (that is, added back to net income) in calculating FFO. FFO per share has wide acceptance as a reported measure of REIT operating performance. FFO as defined by NAREIT is equal to a REIT’s net income, excluding gains or losses from sales of property, plus real estate depreciation.  The specific metrics underlying this objective performance goal will be set by the Compensation Committee within the first 90 days of the one-year performance period (taking into account input from the Board of Trustees and the Chief Executive Officer). If achievement of the goal falls between threshold and target levels or between target and high levels, the amount of the associated award will be determined by linear interpolation.

If achievement of the established metric falls below threshold level, a STIP award will not be earned; provided, however, that on or about completion of the performance period, the independent trustees may make an assessment of the STIP and of market conditions with respect to the performance period and based on unforeseen circumstances, may in their discretion, with the unanimous consent of all independent trustees, raise or, in the case of non-Section 162(m) Employees only, lower the specific metrics underlying the objective performance goal for that performance period. In the event that the independent trustees do not lower the performance goal for that performance period, and a STIP award is not awarded, the Compensation Committee may award, for retention and recognition purposes, discretionary bonuses to the Company’s executive officers (excluding the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, who are not eligible to receive a discretionary bonus).  The total amount available for such discretionary bonuses shall be no more than 20% of the sum of the targeted short-term incentive pool in effect as of the first day of the performance period of the executive officers eligible for such bonuses, and shall be awarded to the eligible participants at the discretion of the Compensation Committee, with input from the Chief Executive Officer; the Compensation Committee may award the entire amount to one executive, may make no discretionary bonus awards, or may divide the total bonus amount among all or some of the eligible participants, as the Compensation Committee in its discretion chooses.

An executive must be employed on the last day of the performance period to receive a STIP award or a discretionary bonus, subject to the following exceptions: If during the performance year, the executive’s employment is terminated by IRET without Cause, or the executive dies or becomes subject to a Disability while employed by IRET, the executive will receive an award under the STIP calculated based upon actual results for the full one-year performance period, but the award will be prorated based on the period of employment during the one-year performance period through the date of such event. If a Change in Control occurs during the one-year performance period, the performance goal(s) under the STIP will be prorated based on the period of time during the one-year performance period through the date of the Change in Control, and the executive will receive an award under the STIP that is prorated based on the period of employment during the one-year performance period through the date of the Change in Control. “Cause,” “Disability,” and “Change in Control” will have the meaning set forth in the STIP.

Executive Officer Long-Term Incentive Program.

Under the Long-Term Incentive Program (“LTIP”) recommended by the Compensation Committee and approved by the independent trustees, executives will be provided the opportunity to earn awards, payable 50% in unrestricted shares and 50% in restricted shares, based on achieving one or more performance objectives within a one-year performance period (with the performance period for fiscal year 2013 commencing on May 1, 2012 and concluding on April 30, 2013). LTIP performance will be evaluated based on the following objective performance goal: Three-Year Average Annual Total Shareholder Return (“TSR”), which means the average of the Annual Total Shareholder Return for common shares in each of the three consecutive fiscal years ending with and including the performance period. “Annual Total Shareholder Return,” and “Three-Year Average Annual Total Shareholder Return,” have the meanings set forth in the LTIP.

For the TSR performance goal, threshold, target and high performance levels will be 6%, 8% and 10% for the one-year performance period. If the TSR for the performance period falls between 6% and 8% or between 8% and 10%, TSR will be rounded to the closest TSR percentage in increments of 0.5% (e.g., 8.2% will be rounded to 8.0% and 8.3% will be rounded to 8.5%) and the LTIP award will be determined by linear interpolation. If TSR falls below the applicable threshold level, the LTIP award will not be paid.

Each executive’s total award opportunity under the LTIP, stated as a percentage of the targeted award (which target is 40% of the sum of (a) the executive’s base salary on the first day of the performance period, (b) the executive’s STIP target, whether or not awarded, and (c) the executive’s LTIP target), for the achievement of threshold, target and high performance requirements, is set forth in the table below:

	Threshold	Target	High
TSR	6.0%	8.0%	10.0%
Payout	75%	100%	200%

Examples:

A.           The following examples illustrate the calculation of a potential LTIP award:

1.	CEO Example:

CEO base salary as of first day of performance period:	$387,600
CEO’s STIP Target (100% of base salary):	$387,600
Total:	$775,200

The CEO’s LTIP award opportunity is 40% of the sum of (a) the CEO’s base salary ($387,600) plus (b) the CEO’s STIP Target award, whether or not awarded ($387,600), plus (c) the CEO’s LTIP Target award ($516,800, or $775,200 divided by 0.60=$1,292,000, multiplied by 0.40=an LTIP target of $516,800).  If TSR at the end of the performance period is at Threshold, the CEO will receive an LTIP award of 75% of the LTIP target award opportunity, or $387,600 ($516,800 multiplied by 0.75).  If TSR at the end of the performance period is at Target, the CEO will receive an LTIP award of 100% of the LTIP target award opportunity, or $516,800.  If TSR at the end of the performance period is at High, the CEO will receive an LTIP award of 200% of the LTIP target, or $1,033,600.

2.	CFO Example:

CFO base salary as of the first day of performance period	$249,095
CFO’s STIP Target (70% of base salary):	$174,366
Total:	$423,461

The CFO’s LTIP award opportunity is 40% of the sum of (a) the CFO’s base salary ($249,095) plus the CFO’s STIP Target award, whether or not awarded ($174,366), plus the CFO’s LTIP Target award ($282,307, or $423,461 divided by 0.60=$705,768, multiplied by 0.40=an LTIP target of $282,307. If TSR at the end of the performance period is at Threshold, the CFO will receive an LTIP award of 75% of the LTIP target award opportunity, or $211,730 ($282,307 multiplied by 0.75). If TSR at the end of the performance period is at Target, the CFO will receive an LTIP award of 100% of the LTIP target award opportunity, or $282,307. If TSR at the end of the performance period is at High, the CFO will receive an LTIP award of 200% of the LTIP target, or $564,615.

B.           The following example illustrates the calculation of TSR for fiscal year 2012, assuming for purposes of the example a performance period from May 1, 2011 through April 30, 2012:

Three-Year Average Annual Total Shareholder Return
	FY2008	FY2009	FY2010	FY2011	FY2012
Avg. Closing Price of Common Shares	10.15	9.86	8.87	8.84	7.79
$ Change from prior fiscal year’s average closing share price		$(0.29)	$(0.99)	$(0.03)	$(1.05)
Dividends paid per share		0.681	0.686	0.6445	0.5615
Sum of change plus Dividends		0.3910	(0.3040)	0.6145	(0.4885)

Annual Total Shareholder Return		3.85%	(3.08%)	6.93%	(5.53%)
Three Year Average of Annual TSR					(0.56%)

LTIP awards will be payable 50% in unrestricted shares and 50% in restricted shares awarded at the conclusion of the performance period; the restricted shares shall vest on the one-year anniversary of the award date. The shares will be awarded under and in accordance with IRET’s 2008 Incentive Award Plan.  These restricted shares and unrestricted shares will consist of an aggregate number of shares determined by dividing the dollar amount payable in unrestricted shares and restricted shares by the closing price per share on the May 1 following the end of the one-year performance period, and will be issued within two-and-one half months of the end of the one-year performance period. IRET will pay distributions on the restricted shares; however, any cash distributions paid in respect of unvested common shares will be withheld by IRET and will be delivered to the participant (without interest and net of any required tax withholding) only if and when the unvested common shares giving rise to such distributions become vested and non-forfeitable. If, during the one-year vesting period for the restricted shares, the executive’s employment is terminated by IRET without Cause, or the executive dies or becomes subject to a Disability while employed by IRET, or a Change in Control occurs, the restricted shares awarded under the LTIP will immediately vest. “Cause,” “Disability” and “Change of Control” will have the meanings set forth in the LTIP.

The executive must be employed on the last day of the performance period to receive an LTIP award, subject to the following exceptions: if, during the one-year performance period, the executive’s employment is terminated by IRET without Cause, or the executive dies or becomes subject to a Disability while employed by IRET, the executive will receive an award under the LTIP calculated based on actual levels of performance as of the date of such event, but the award will be prorated based on the period of employment during the one-year performance period through the date of such event and the prorated portion of the award will immediately vest.  If a Change in Control occurs while the executive is employed by IRET during a one-year performance period, the executive will receive an award calculated in a similar manner as described in the immediately preceding sentence (provided, however, that the award will not be prorated based on the period of employment during the performance period through the date of such event) and the award will immediately vest.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

W. David Scott (Chair)
Jeffrey L. Miller
Linda Hall Keller
Jeffrey K. Woodbury

Summary Compensation Table For Fiscal Year 2012

The table below summarizes the total compensation paid to or earned by the CEO, Chief Financial Officer (“CFO”), and our three most highly compensated executive officers serving at the end of fiscal year 2012 (collectively “Named Executive Officers”; individually a “Named Executive Officer”), based on total compensation for the fiscal year ended April 30, 2012.

Name and Principal Position	Year	Salary ($)	Share Awards(1) ($)	Bonus(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	All Other Compensation(*) ($)	Total ($)

Timothy P. Mihalick President and Chief Executive Officer	2012	388,722	72,652	124,032	-	29,651	615,057
	2011	386,772	95,965	103,826	-	32,173	618,736
	2010	363,958	43,245	47,500	-	26,924	481,627

Diane K. Bryantt Senior Vice President and Chief Financial Officer	2012	239,972	45,330	77,389	-	28,767	391,458
	2011	239,722	59,345	64,208	-	29,166	392,441
	2010	209,104	25,608	28,125	-	26,496	289,333

Thomas A. Wentz, Jr. Senior Vice President and Chief Operating Officer	2012	332,940	62,136	106,080	-	19,186	520,342
	2011	330,792	82,070	88,798	-	19,379	521,039
	2010	307,813	36,988	40,625	-	18,158	403,584

Michael A. Bosh Senior Vice President and General Counsel	2012	202,308	38,238	65,280	-	29,167	334,993
	2011	203,564	50,505	54,645	-	27,619	336,333
	2010	182,198	22,759	25,000	-	24,422	254,379

Charles A. Greenberg Senior Vice President, Commercial Asset Management	2012	171,962	32,500	55,488	-	28,541	288,491
	2011	173,029	42,928	46,448	-	25,302	287,707
	2010	158,083	19,350	21,250	-	22,839	221,522

(1)
The amounts included in this column represent the full grant date fair value of shares awarded at the discretion of the Company’s Compensation Committee under the Company’s 2008 Incentive Award Plan approved by shareholders on September 16, 2008. See the Compensation Discussion and Analysis in this proxy statement for further information on the 2008 Incentive Award Plan. The fiscal 2010 shares were granted on June 22, 2010, the fiscal 2011 shares were granted on July 11, 2011, and the fiscal 2012 shares were granted on June 26, 2012 with reference to fiscal year 2010, 2011 and 2012 performance, respectively.

(2)
The amounts included in this column represent cash payments awarded at the discretion of the Company’s Compensation Committee, with reference to fiscal year 2010, 2011 and 2012 performance, respectively.  See the Compensation Discussion and Analysis section in this proxy statement for further information on the Company’s incentive awards for executive officers.

(3)	No non-equity incentive plan awards were made with reference to fiscal years 2010, 2011 and 2012 performance, since the established performance targets were not met.

(*)      All Other Compensation for the fiscal years ended April 30, 2012, 2011 and 2010 consists of the following:

	Years	401(k) Company Contribution ($)	Health and Dental Coverage ($)	Company Contribution to Profit-Sharing Plan ($)	Life Insurance & Long-term Disability Coverage ($)	Total ($)

Timothy P. Mihalick	2012	9,937	10,385	8,575	754	29,651
	2011	12,996	9,830	8,575	772	32,173
	2010	7,350	8,959	9,701	914	26,924

Diane K. Bryantt	2012	9,404	10,385	8,359	619	28,767
	2011	9,989	9,830	8,575	772	29,166
	2010	6,923	8,959	9,700	914	26,496

Thomas A. Wentz, Jr.	2012	9,857	0	8,575	754	19,186
	2011	10,032	0	8,575	772	19,379
	2010	7,350	0	9,894	914	18,158

Michael A. Bosh	2012	9,673	10,385	8,575	534	29,167
	2011	9,142	9,830	7,875	772	27,619
	2010	6,053	8,959	8,496	914	24,422

Charles A. Greenberg	2012	9,114	10,385	8,575	465	28,541
	2011	7,771	10,071	6,694	766	25,302
	2010	5,268	9,252	7,405	914	22,839

Grants of Plan-Based Awards Table

The following table presents information regarding share awards granted to the named executive officers during fiscal year 2012 with reference to fiscal year 2011 performance, under the Company’s Incentive Award Plan.

Name	Grant Date	All other Stock Awards: No. of Shares	Grant-Date Fair Value ($)(1)

Timothy P. Mihalick	7/11/2011	11,562	95,965

Diane K. Bryantt	7/11/2011	7,150	59,345

Thomas A. Wentz, Jr.	7/11/2011	9,888	82,070

Michael A. Bosh	7/11/2011	6,085	50,505

Charles A. Greenberg	7/11/2011	5,172	42,928

(1)
These amounts are the full grant date fair value of the awards determined in accordance with ASC Topic 718, i.e. the closing sale price ($8.30) of the Company’s common shares of beneficial interest on the grant date of July 11, 2011.

Stock Vested

The following table presents information regarding the vesting of stock during the last completed fiscal year for each of the named executive officers pursuant to stock awards granted under the Company’s Incentive Award Plan.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Timothy P. Mihalick	11,562	95,965

Diane K. Bryantt	7,150	59,345

Thomas A. Wentz, Jr.	9,888	82,070

Michael A. Bosh	6,085	50,505

Charles A. Greenberg	5,172	42,928

Compensation Policies and Risk Management

The Company’s Compensation Committee believes that the Company’s compensation policies and practices, including its approach to setting management incentive award performance targets and evaluating performance; its establishment of appropriate caps for incentive award payouts; and the Compensation Committee’s ability to exercise discretion in conferring cash incentive awards (for fiscal year 2012 performance) and the independent trustees’ ability to exercise discretion in conferring awards under the Company’s short-term incentive program (for fiscal year 2013 performance), thus avoiding an “all-or-nothing” approach, do not promote excessive risk-taking among Company management.  The Compensation Committee further considers that the components of the Company’s pay mix in fiscal year 2012 (base salary and annual cash and equity incentive bonuses) and the components of the Company’s pay mix approved for fiscal year 2013 (base salary, a short-term incentive program providing for cash awards, and a long-term incentive program providing for equity awards) appropriately balance near-term performance improvement with sustainable long-term value creation.   Accordingly, the Compensation Committee does not believe the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Retirement and 401(k) Plans

The Company’s profit-sharing retirement plan is intended to be a qualified retirement plan under the Internal Revenue Code of 1986, as amended.  Contributions to the retirement plan by the Company are at the discretion of the Company’s management, and are subject to a vesting schedule.  The Company currently expects to contribute an amount equal to 3.5% of the salary of each employee participating in the retirement plan. All employees over the age of 21 who have completed six consecutive months with at least 160 hours of service each month eligible to participate in the Company’s 401(k) plan, and may contribute up to maximum levels established by the Internal Revenue Service. The Company currently matches, dollar for dollar, employee contributions to the 401(k) plan in an amount equal to up to 4% of the wages of each employee participating in the 401(k) plan.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012, Mr. W. David Scott, Mr. Jeffrey Miller, Ms. Linda Hall Keller, and Mr. Jeffrey Woodbury served as members of the Compensation Committee of the Company’s Board of Trustees. None of the members of the Company’s Compensation Committee currently is, or was formerly, an officer or employee of the Company.  During fiscal year 2012, none of the Company’s executive officers served on the compensation committee or any similar committee of any other entity and none of the executive officers served as a director for any other entity whose executive officers served on the Company’s compensation committee.

The Company has an ongoing banking relationship with First International Bank and Trust, Watford City, North Dakota (First International).  Stephen L. Stenehjem, a member of the Company’s Board of Trustees, is the President and Chairman of First International, and the bank is owned by Mr. Stenehjem and members of his family. Mr. Stenehjem’s son, Peter Stenehjem, is an officer and director of the bank. During fiscal year 2012, the Company had two mortgage loans outstanding with First International, with original principal balances of $3.2 million (Grand Forks MedPark Mall) and $2.4 million (Georgetown Square/Fox River), respectively, bearing interest at 6.25% and 7.25% per annum. Subsequent to the end of fiscal year 2012, on May 1, 2012, the mortgage loan on Georgetown Square/Fox River was repaid. During fiscal year 2012, the Company entered into a construction loan with First International for $13.7 million to finance the development of a residential property in Williston, North Dakota. The balance drawn on the construction loan at April 30, 2012 was $6.3 million. The Company paid interest on these loans of approximately $195,000, $162,000 and $65,000, respectively, in fiscal year 2012, and paid $102,000 in origination fees and closing costs on the construction loan. The Company has a multi-bank line of credit with a capacity of $60.0 million, of which First International is the lead bank and a participant with a $12.0 million commitment.  In fiscal year 2012, the Company paid First International a total of approximately $531,000 in interest on First International’s portion of the outstanding balance of this credit line, and paid fees of $70,000.  In connection with this multi-bank line of credit, the Company maintains compensating balances with First International totaling $6.0 million, of which $1.5 million is held in a non-interest bearing account, and $4.5 million is held in an account that pays the Company interest on the deposited amount of 0.25% per annum.  The Company also maintains a number of checking accounts with First International.  In fiscal year 2012, the Company paid less than $500 in total in various bank service and other fees charged on these checking accounts. Total payments of interest and fees from the Company to First International Bank in fiscal year 2012 were $1.1 million.

During fiscal year 2012, the Company acquired an apartment property in St. Cloud, Minnesota, for a purchase price of $7.9 million. A limited partnership of which Stephen Stenehjem is the general partner was one of six investors in this property prior to its acquisition by the Company, and the Company’s purchase of the property resulted in the issuance to this limited partnership of UPREIT units of the Operating Partnership valued at approximately $1 million. As required under the Company’s Related Party Transactions policy and Declaration of Trust, the transaction was approved by the Company’s Audit Committee and by the independent trustees of the Company, without the participation of Mr. Stenehjem. As a result of this transaction with the Company, the Board of Trustees determined that Mr. Stenehjem was no longer eligible to be considered an independent trustee under the listing standards of the NASDAQ stock exchange.  Mr. Stenehjem remains on the Company’s Board as a trustee but resigned as a member of the Company’s Audit Committee.

In the first quarter of the current fiscal year, the Company entered into an agreement with First International to construct an approximately 3,700 square-foot building on an outlot of the Company’s Arrowhead Shopping Center in Minot, North Dakota, to be leased by First International under a 20-year lease for use as a branch bank location. The total cost of the project is estimated to be approximately $1.7 million, with net rental payments under the lease currently estimated at approximately $2.8 million in total over the 20-year lease term.  The Company also is proposing to purchase from First International a parcel of land adjacent to the Company’s Chateau Apartment property in Minot, North Dakota. The parcel is the former site of a First International branch bank building destroyed by the Minot, North Dakota flood in June 2011. The purchase price for the land is expected to be approximately $175,000.  Stephen Stenehjem, Vice Chairman of our Board, serves as President and Chairman of First International. Therefore, these proposed transactions are currently pending approval by the Audit Committee, under the Company’s related party transactions approval policy. The Company’s Board of Trustees (with Mr. Stenehjem abstaining) has approved these proposed transactions, subject to receipt of Audit Committee approval.

PROPOSAL 2:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Company’s 2011 Annual Meeting of Shareholders, a majority of the Company’s shareholders voting on the non-binding advisory resolution on the frequency of executive compensation votes chose in favor of holding an advisory vote to approve executive compensation every year. The Board considered the voting results on that proposal and adopted a policy providing for an annual advisory shareholder vote to approve the Company’s executive compensation. Therefore, in accordance with that policy and pursuant to Section 14A of the Exchange Act, the Company is asking shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation table and the related tables, notes and narrative in this proxy statement for the Company’s 2012 Annual Meeting of Shareholders.

At the Company’s 2011 Annual Meeting of Shareholders, the Company’s advisory vote on executive compensation received approval by approximately 96% of the votes cast on the proposal (54.4% of the total votes present in person or by proxy at the Annual Meeting, since, under the Company’s interpretation of the voting standard, broker non-votes had the effect of a vote against the proposal). The Compensation Committee believes that the result of the advisory vote is valuable in assessing its compensation decisions, and considered the vote in reviewing and evaluating its executive compensation programs.  The Committee also considered numerous other factors in evaluating the Company’s executive compensation programs as discussed in this Proxy Statement. While each of these factors informed the Committee’s decisions regarding the named executive officers’ compensation and the changes made to the Company’s executive compensation programs beginning in fiscal year 2013, the Committee did not implement changes to the Company’s executive compensation program as a result of the shareholder advisory vote.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to attract, retain and reward top executive talent.  The program in fiscal year 2012 sought to align executive compensation with shareholder value on an annual and long-term basis through a combination of base salary, annual incentives, and benefits.  The intent of the Company’s executive compensation program is to reward the achievement of the Company’s annual goals and objectives while supporting the Company’s long-term business strategy.  The Board believes that the fiscal year 2012 executive compensation program linked executive compensation to the Company’s performance and properly aligned the interests of our executive officers with those of our shareholders.  For example:

For fiscal year 2012, one-half of the total amount potentially awardable to our named executive officers under our executive officer incentive award program was tied to an established FFO target, and the Compensation Committee did not award this component of the incentive award program because the established target was not met.

We did not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change in control.

Our executive officers do not accrue additional retirement benefits under any supplemental executive retirement plan.

This Proposal 2, commonly known as a “say on pay” proposal, gives shareholders the opportunity to express their views on the compensation of the Company’s named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this Proxy Statement.  Accordingly, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The say on pay vote is advisory and therefore not binding on the Company, the Board or the Compensation Committee.  However, the Board and the Compensation Committee value the opinions of the shareholders, and to the extent there is a significant number of votes against the named executive officer compensation as disclosed in this Proxy Statement, shareholders’ concerns will be considered and the Board and the Compensation Committee will evaluate what actions are necessary to address those concerns. Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the Company’s 2013 Annual Meeting of Shareholders.

Vote Required

This proposal requires the affirmative vote of a majority of the votes cast by the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, for approval.  Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal.  Brokers are not entitled to vote on the matters related to executive compensation, including this say on pay vote, in the absence of specific instructions on how to vote from the beneficial owner of the shares.  Broker non-votes will have the same effect as a vote against this proposal.  Proxies solicited by the Board will be voted FOR the approval of the compensation of the named executive officers unless a contrary vote is specified. The Board recommends that the shareholders vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement.

TRUSTEE COMPENSATION

During the fiscal year ended April 30, 2012, trustees not employed by the Company received annual fees of $36,000, plus reimbursement of actual travel expenses and $1,000 for each Board meeting they attended in person or via conference call.  Additionally, the Chairman of the Board received an additional $10,000 for serving as the Chairman, and the Vice Chairman of the Board received an additional $2,500 for serving as the Vice Chairman.  The Chairmen of the Audit, Compensation and Nominating and Governance Committees received an additional $5,000, respectively, per year for serving as Committee Chairmen. Other Audit and Compensation Committee members received an additional $2,500 per year for service on the Audit and Compensation Committees, respectively, and Audit and Compensation Committee members also received $1,000 for each Audit and Compensation Committee meeting they attended in person or via conference call.  Members of the Nominating and Governance Committee received $250 for each committee meeting attended in person or via conference call.  Additionally, on June 26, 2012, the Compensation Committee granted each of the non-employee trustees 1,000 common shares of the Company for their service as a trustee in fiscal year 2012.  Trustees who are employees of the Company do not receive any separate compensation or other consideration, direct or indirect, for service as a trustee.

Trustee Compensation Table for Fiscal Year Ended April 30, 2012

The following table shows the total compensation paid to or earned by the individuals who served as non-employee members of the Company’s Board of Trustees for any part of the fiscal year ended April 30, 2012.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Patrick G. Jones(3)	18,250	-	18,250
Jeffrey L. Miller	61,250	7,560	68,810
C.W. “Chip” Morgan(3)	18,973	-	18,973
John T. Reed	54,500	7,560	62,060
Edward T. Schafer(3)	20,222	-	20,222
W. David Scott	50,304	7,560	57,864
Stephen L. Stenehjem	52,806	7,560	60,366
John D. Stewart	53,723	7,560	61,283
Linda Hall Keller(4)	32,267	7,560	39,827
Jeffrey K. Woodbury	45,192	7,560	52,752

1)
Includes annual fees, meeting attendance fees and additional amounts paid to the Board Chairman, Vice-Chairman, Audit, Compensation and Nominating and Governance Committee Chairs and Audit and Compensation Committee members; does not include reimbursed expenses.

2)
The grant date fair value of the share awards made to each of the non-employee trustees for fiscal year 2012 was $7.56 per share (closing price of the Company’s shares on the grant date of June 26, 2012). The shares are fully vested and unrestricted.

3)	Messrs. Jones, Morgan and Schafer retired from the Company’s Board of Trustees on September 20, 2011.
4)	Ms. Keller was appointed to the Company’s Board of Trustees on September 21, 2011.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Employees

During fiscal year 2012, Karin M. Wentz, sister of Thomas A. Wentz, Jr., a Trustee and Chief Operating Officer of the Company, was employed by the Company as Secretary and Associate General Counsel.  Ms. Wentz was paid a salary totaling $171,962 for her services during fiscal year 2012, and received an incentive award of $46,449 in cash and 5,172 shares of Company stock with a grant date fair value of approximately $42,928. Ms. Wentz also received in fiscal year 2012 the standard benefits provided to other Company employees.

Banking Services and Property Transactions

The Company has an ongoing banking relationship with First International Bank and Trust, Watford City, North Dakota (First International).  Stephen L. Stenehjem, a member of the Company’s Board of Trustees, is the President and Chairman of First International, and the bank is owned by Mr. Stenehjem and members of his family. Mr. Stenehjem’s son, Peter Stenehjem, is an officer and director of the bank. During fiscal year 2012, the Company had two mortgage loans outstanding with First International, with original principal balances of $3.2 million (Grand Forks MedPark Mall) and $2.4 million (Georgetown Square/Fox River), respectively, bearing interest at 6.25% and

7.25% per annum. Subsequent to the end of fiscal year 2012, on May 1, 2012, the mortgage loan on Georgetown Square/Fox River was repaid. During fiscal year 2012, the Company entered into a construction loan with First International for $13.7 million to finance the development of a residential property in Williston, North Dakota. The balance drawn on the construction loan at April 30, 2012 was $6.3 million. The Company paid interest on these loans of approximately $195,000, $162,000 and $65,000, respectively, in fiscal year 2012, and paid $102,000 in origination fees and closing costs on the construction loan. The Company has a multi-bank line of credit with a capacity of $60.0 million, of which First International is the lead bank and a participant with a $12.0 million commitment.  In fiscal year 2012, the Company paid First International a total of approximately $531,000 in interest on First International’s portion of the outstanding balance of this credit line, and paid fees of $70,000.  In connection with this multi-bank line of credit, the Company maintains compensating balances with First International totaling $6.0 million, of which $1.5 million is held in a non-interest bearing account, and $4.5 million is held in an account that pays the Company interest on the deposited amount of 0.25% per annum.  The Company also maintains a number of checking accounts with First International.  In fiscal year 2012, the Company paid less than $500 in total in various bank service and other fees charged on these checking accounts. Total payments of interest and fees from the Company to First International Bank in fiscal year 2012 were $1.1 million.

During fiscal year 2012, the Company acquired an apartment property in St. Cloud, Minnesota, for a purchase price of $7.9 million. A limited partnership of which Mr. Stenehjem is the general partner was one of six investors in this property prior to its acquisition by the Company, and the Company’s purchase of the property resulted in the issuance to this limited partnership of UPREIT units of the Operating Partnership valued at approximately $1 million. As required under the Company’s Related Party Transactions policy and Declaration of Trust, the transaction was approved by the Company’s Audit Committee and by the independent trustees of the Company, without the participation of Mr. Stenehjem. As a result of this transaction with the Company, the Board of Trustees determined that Mr. Stenehjem was no longer eligible to be considered an independent trustee under the listing standards of the NASDAQ stock exchange.  Mr. Stenehjem remains on the Company’s Board as a trustee but resigned as a member of the Company’s Audit Committee.

In the first quarter of the current fiscal year, the Company entered into an agreement with First International to construct an approximately 3,700 square-foot building on an outlot of the Company’s Arrowhead Shopping Center in Minot, North Dakota, to be leased by First International under a 20-year lease for use as a branch bank location. The total cost of the project is estimated to be approximately $1.7 million, with net rental payments under the lease currently estimated at approximately $2.8 million in total over the 20-year lease term.  The Company also is proposing to purchase from First International a parcel of land adjacent to the Company’s Chateau Apartment property in Minot, North Dakota. The parcel is the former site of a First International branch bank building destroyed by the Minot, North Dakota flood in June 2011. The purchase price for the land is expected to be approximately $175,000.  Stephen Stenehjem, Vice Chairman of our Board, serves as President and Chairman of First International. Therefore, these proposed transactions are currently pending approval by the Audit Committee, under the Company’s related party transactions approval policy. The Company’s Board of Trustees (with Mr. Stenehjem abstaining) has approved these proposed transactions, subject to receipt of Audit Committee approval.

Related Party Transactions Policy

In February 2007 the Company’s Board of Trustees adopted a written related party transactions approval policy, which sets forth the Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in Company filings with the SEC. The policy applies to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which the Company (or any of its subsidiaries) is a participant, in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and in which a related party has a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

The Audit Committee of the Board of Trustees must approve any related party transaction subject to this policy before commencement of the transaction, or, if it is not practicable to wait until the next Audit Committee meeting, the transaction may be submitted to the Chair of the Audit Committee, who has the delegated authority to act between Audit Committee meetings to pre-approve, or ratify, as applicable, any related party transaction in which the aggregate amount involved is expected to be less than $250,000.  Related party transactions that are identified as such subsequent to their commencement will promptly be submitted to the Audit Committee or the chair of the

Audit Committee, which shall, if they determine it to be appropriate, ratify the transaction.  The Audit Committee will annually review all ongoing related party transactions and assess whether they remain appropriate.  Under the policy, the Audit Committee or its Chair shall approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as determined by the Committee or the Chair in good faith.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16(a)”) requires that the trustees and executive officers of the Company file with the SEC, within specified due dates, initial reports of ownership of the Company’s shares of beneficial interest and Units and Preferred Shares, and reports of changes in ownership of Shares, Units and Preferred Shares.  As a matter of practice, the Company’s administrative staff assists our trustees and executive officers with these reporting requirements, and typically files these reports on their behalf. The Company is required to disclose whether it has knowledge that any person required to file such reports may have failed to do so in a timely manner. Based solely on a review of the copies of the fiscal year 2012 reports in the Company’s possession, and on written representations from the Company’s reporting persons that no other reports were required during the year ended April 30, 2012, the Company believes that all of the trustees and executive officers of the Company have timely satisfied their Section 16(a) reporting obligations for the fiscal year ended April 30, 2012, with the exception of an inadvertent failure by Mr. John Stewart, a trustee of the Company, to timely report the purchase on July 12, 2011 of 3,300 of the Company’s common shares. The report was filed on July 22, 2011. Additionally, due to a communications and processing error on the part of the Company and its transfer agent, three reports of share purchases by Company trustees Mr. W. David Scott, Mr. Stephen Stenehjem and Mr. John Reed, respectively, were inadvertently filed late; the purchases were made on October 5, 2011 under the Company’s Distribution Reinvestment and Share Purchase Plan, and the reports were filed on October 18, 2011.

PROPOSAL 3:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

On June 26, 2012, following a competitive process undertaken by the Audit Committee, the Audit Committee approved the selection of Grant Thornton LLP (“Grant Thornton”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2013. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to shareholders for ratification.  In the event that this selection of auditors is not ratified by a majority of the voting power of the shareholders present in person or by proxy at the Annual Meeting, the Audit Committee will review its future selection of independent auditors.

Prior to the engagement of Grant Thornton, Deloitte & Touche LLP (“Deloitte & Touche”) had been the Company’s independent auditors for the Company’s last nine fiscal years, from fiscal year 2004 through fiscal year 2012. Deloitte & Touche was notified on June 26, 2012 that it would not be retained as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2013. Deloitte & Touche’s engagement as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ended April 30, 2012 was unaffected by the selection of Grant Thornton, since Deloitte & Touche’s dismissal became effective on July 16, 2012, following the completion of Deloitte & Touche’s audit of the Company’s consolidated financial statements as of and for the fiscal year ended April 30, 2012 and the filing of the related Annual Report on Form 10-K.

The audit reports of Deloitte & Touche on the consolidated financial statements of the Company and its subsidiaries as of and for the fiscal years ended April 30, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of Deloitte & Touche on the effectiveness of internal control over financial reporting as of April 30, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two fiscal years ended April 30, 2012 and 2011, and the subsequent interim period through the filing on July 16, 2012 of the Company’s Form 10-K for the fiscal year ended April 30, 2012, there were (i) no disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the two fiscal years ended April 30, 2012 and 2011, and the subsequent interim period through July 16, 2012, the Company did not consult with Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Deloitte & Touche with a draft of a report on Form 8-K/A disclosing the above matters, which was filed on July 19, 2012. Deloitte & Touche furnished the Company with a letter addressed to the SEC stating that Deloitte & Touche agreed with the statements made in the Form 8-K/A, except that Deloitte & Touche was not in a position to agree or disagree with the Company’s statement that Grant Thornton’s engagement was approved by the Audit Committee or with the Company’s statement that Grant Thornton was not consulted prior to engagement by the Audit Committee regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or the effectiveness of internal control over financial reporting. A copy of such letter, dated July 19, 2012, was filed as an exhibit to the Form 8-K/A.

The Company expects that representatives of Deloitte & Touche and Grant Thornton will be present at the 2012 Annual Meeting.  The representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to questions from shareholders.

Fees Paid to the Company’s Principal Independent Accountants

The following table summarizes the aggregate fees billed to date for the audit and other services provided by Deloitte & Touche for fiscal years 2012 and 2011.  These amounts exclude reimbursed expenses.

	2012	2011
Audit Fees	$310,000	$364,000
Audit-Related Fees	0	15,370
Tax Fees	0	0
All Other Fees	0	0
Total	$310,000	$379,370

Audit Fees: This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, and services that are normally provided by the independent accountant in connection with regulatory filings, such as comfort letters and consents and assistance with and reviews of documents filed with the SEC.

Audit-Related Fees: This category consists of assurance and related services provided by the independent accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.”  The services for the fees disclosed under this category generally include fees for stand-alone audits of subsidiaries, due diligence associated with acquisitions, benefit plan audits, other accounting consulting, and Sarbanes-Oxley Section 404 pre-implementation assistance.  The Company’s independent registered public accounting firm performed no services in this category during fiscal year 2012; during fiscal year 2011, services in this category consisted of a stand-alone audit of a Company subsidiary.

Tax Fees: This category consists of professional services rendered by the independent accountant primarily in connection with the Company’s tax compliance activities, including the preparation of tax returns and technical tax advice related to the preparation of tax returns.  The Company’s independent registered public accounting firm performed no services in this category during fiscal years 2012 and 2011.

All Other Fees: This category consists of fees for other permissible services that do not meet the above category descriptions. The Company’s independent registered public accounting firm performed no services in this category during fiscal years 2012 and 2011.

Vote Required

The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy, provided a quorum is present, at the Annual Meeting, is required to approve Proposal 3. The Board recommends that you vote FOR the ratification of the selection of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Trustees (the “Audit Committee”) oversees the accounting and financial reporting processes of the Company and the audits of the Company’s annual financial statements.  The Audit Committee is made up solely of independent trustees, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is available on the Company’s investor relations website at www.iret.com, under the “Corporate Governance” caption.  The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.  The Company’s Board of Trustees has determined that each of John D. Stewart, the Chair of the Audit Committee, and John T. Reed and Jeffrey K. Woodbury, members of the Audit Committee, is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee held four meetings during fiscal year 2012.  The Audit Committee met quarterly with representatives of Deloitte & Touche, the Company’s independent registered public accounting firm (the “independent auditors”), during fiscal year 2012, and met with the independent auditors subsequent to the fiscal year end as well, in respect of the year-end audit.  Among other matters, the Audit Committee has discussed with the independent auditors the matters required to be discussed by auditing standards of the Public Company Accounting Oversight Board (United States) (hereinafter referred to as “the PCAOB standards”), in particular Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.  The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.  The Audit Committee has also discussed with the independent auditors their independence.  The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

As described more fully in its Charter, the Audit Committee represents and assists the Board of Trustees in its oversight of the integrity of the Company’s financial reporting, the independence, qualifications and performance of the Company’s independent auditors, and the Company’s compliance with legal and regulatory requirements.  Company management has the primary responsibility for the financial statements and the reporting process.  The Company’s independent auditing firm is responsible for performing an independent audit of the consolidated financial statements in accordance with the PCAOB standards.  In accordance with law, the Audit Committee has the ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent auditors.  The Audit Committee has the authority to engage its own outside advisors as it determines appropriate, apart from counsel or advisors hired by management.

In accordance with law, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Company employees of concerns regarding accounting or auditing matters. Further, the Audit Committee has pre-approved all audit and audit-related services provided by the independent auditors to the Company, and the related fees for such services, and has concluded that all such services are compatible with the auditors’ independence.  No non-audit or non-audit related services were provided to the Company by the independent auditors in fiscal year 2012.  See “Proposal 3: Ratification of Selection of Independent Auditors” for more information regarding fees paid to the Company’s independent auditors for services in fiscal years 2011 and 2012.

The Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of April 30, 2012, which management made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework.  The Audit Committee also reviewed and discussed with Deloitte & Touche its report on the Company’s internal control over financial reporting.  The Company published these reports in its Annual Report on Form 10-K for the fiscal year ended April 30, 2012.

The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2012 with management and the independent auditors.  This review included a discussion with management of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting estimates.  Following these discussions and the Audit Committee’s review of the report of the independent auditors, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended April 30, 2012, for filing with the SEC.

The Audit Committee has selected Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2013.  The Board of Trustees has concurred in that selection and has presented the matter to the shareholders of the Company for ratification.

John D. Stewart (Chair)
John T. Reed
Jeffrey K. Woodbury

SHAREHOLDER PROPOSALS

We did not receive a request from any shareholder that a matter be submitted to a vote at the 2012 Annual Meeting.  Shareholders who wish to submit a proposal for presentation at the annual meeting of shareholders to be held in 2013 must submit the proposal to the Company at PO Box 1988, Minot, ND, 58702-1988, Attention: Secretary. Such proposal must be received by the Company no later than April 10, 2013, in order to be included in the Company’s proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the SEC and set forth in Rule 14a-8 of the Securities Exchange Act in order to be included in the proxy statement.

Shareholders who wish to make a proposal at the 2013 Annual Meeting of Shareholders without having the proposal included in the Company’s proxy statement and form of proxy relating to that meeting must notify the Company by June 24, 2013. If the shareholder fails to give notice by this date, then such notice will be considered untimely under Rule 14a-4(c)(1) of the Securities Exchange Act, and the persons named as proxies in the proxies solicited by the Board for the 2011 Annual Meeting may exercise discretionary voting power with respect to any such proposal.

The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

For information on recommending individuals for consideration as nominees to IRET’s Board of Trustees, see the discussion under the subheading “Committees” in the section of this proxy statement entitled “Information Concerning the Board of Trustees.”

SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain shareholders, we are sending only a single copy of our annual report and proxy statement or Notice of Availability of Proxy Materials, as applicable, to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing IRET common shares at two different brokerage firms, your household will receive two copies of the Company’s annual meeting materials, one from each brokerage firm.

If you received a householded mailing this year and you would like to have separate proxy materials mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Investor Relations department by fax to (701) 838-7785, by mail to the Company at Investor Relations, PO Box 1988, Minot,

ND  58702-1988 or by calling Investor Relations between 8:30 a.m. and 5:00 p.m. CT at 1-888-478-4738. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

COMMUNICATING WITH IRET

If you would like to receive information about Investors Real Estate Trust, you may use one of the following methods:

1.
The Company’s Internet site, located at www.iret.com, contains information about the Company and its properties. The Company’s Investor Relations site contains press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to the Company’s SEC filings. This proxy statement and our 2012 Annual Report on Form 10-K are both available on the Internet at www.iret.com.

2.	To have information such as our latest Form 10-Q or annual report mailed to you, please call us at 1-888-478-4738 or send a fax with your request to (701)-838-7785.

If you would like to contact us, call IRET Investor Relations at 1-888-478-4738, or send correspondence to IRET, Attn:  Investor Relations, PO Box 1988, Minot, North Dakota 58702-1988.

OTHER MATTERS

It is not expected that any matters other than those described in this proxy statement will be brought before the Annual Meeting.  If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Trustees

Karin M. Wentz
Secretary and Associate General Counsel

August 6, 2012
Minot, North Dakota

Upon written request of any shareholder entitled to receive this proxy statement, the Company will provide, without charge, a copy of its Annual Report on Form 10-K, including the consolidated financial statements, the notes thereto and financial statement schedules, as filed with the Securities and Exchange Commission.  Any such request should be addressed to Karin M. Wentz, Secretary and Associate General Counsel of the Company, at PO Box 1988, Minot, ND 58702-1988.  This request must include a representation by the shareholder that as of July 20, 2012, the shareholder was entitled to vote at the Annual Meeting.

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INVESTORS REAL ESTATE TRUST 1400 31st Ave SW, Suite 60 PO Box 1988 MINOT, ND 58701
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M15723-P83300-Z49981	KEEP THIS PORTION FOR YOUR RECORDS

	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Trustees recommends that you vote FOR the following:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	0	0	0
1. Election of Trustees NOMINEES ARE:
01) — Timothy P. Mihalick	02) — Jeffrey L. Miller	03) — John T. Reed	04) — W. David Scott	05) — Stephen L. Stenehjem
06) — John D. Stewart	07) — Thomas A. Wentz, Jr.	08) — Jeffrey K. Woodbury	09) — Linda Hall Keller

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION

For    Against    Abstain

000

3.	RATIFICATION OF SELECTION OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING APRIL 30, 2013.

For    Against    Abstain

000

Note: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

M15724-P83300-Z49981

The Investors Real Estate Trust 42nd Annual Meeting of Shareholders
will be held on September 18, 2012, at 7:00 p.m. CDT at the
Grand International 1505 North Broadway, Minot, North Dakota, 58703

This Proxy is Solicited on Behalf of the Board of Trustees.

The undersigned holder of Common Shares of Beneficial Interest of INVESTORS REAL ESTATE TRUST, a North Dakota Real Estate Investment Trust ("IRET"), hereby appoints Jeffrey L. Miller, Karin M. Wentz and John D. Stewart, and each of them (the "Representatives"), the true and lawful proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all Common Shares of Beneficial Interest of IRET which the undersigned is entitled to vote at the 2012 Annual Meeting of Shareholders of IRET to be held at the Grand International, 1505 North Broadway, Minot, North Dakota, on September 18, 2012, at 7:00 p.m., CDT, or at any adjournment thereof, in the manner  hereafter indicated. In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN HEREIN, BUT IF SUCH INSTRUCTIONS ARE NOT MARKED HEREIN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED FOR ELECTION AS TRUSTEES, FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS,  AND FOR RATIFICATION  OF THE SELECTION OF GRANT THORNTON LLP AS THE  COMPANY’S INDEPENDENT AUDITORS AND, WITH RESPECT TO ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING, IN THE DISCRETION OF THE PROXY HOLDERS, ALL IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT OF IRET, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

This proxy may be revoked at any time before it is voted at the meeting by delivering written notice of revocation to IRET.

CONTINUED AND TO BE SIGNED ON REVERSE